Exhibit 10.1

Execution Copy

SENIOR CREDIT AGREEMENT

Dated as of June 28, 2019

HORNBECK OFFSHORE SERVICES, INC.,

as Borrower

EACH OF THE OTHER OBLIGORS,

CERTAIN FINANCIAL INSTITUTIONS,

as Tranche A Lenders

CERTAIN FINANCIAL INSTITUTIONS,

as Tranche B Lenders

CIT NORTHBRIDGE CREDIT LLC,

as Collateral Agent and as Administrative Agent

OPPENHEIMER & CO.,

as Sole Lead Arranger

i

5.3	Prepayments	50

5.4	Payment of Other Obligations	51

5.5	Marshaling; Payments Set Aside	51

5.6	Application and Allocation of Payments	51

5.7	[Reserved]	51

5.8	Account Stated	51

5.9	Taxes	51

5.10	Lender Tax Information	53

SECTION 6. CONDITIONS PRECEDENT		55

6.1	Conditions Precedent to Initial Loans	55

6.2	Conditions Precedent to Release of Loans from the Blocked Accounts	58

SECTION 7. [RESERVED]		58

SECTION 8. BORROWING BASE		58

8.1	Borrowing Base Reports	58

8.2	Receivables	59

8.3	Collateral Accounts	60

8.4	General Provisions	60

8.5	Power of Attorney	61

SECTION 9. REPRESENTATIONS AND WARRANTIES		62

9.1	General Representations and Warranties	62

9.2	Complete Disclosure	69

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS		70

10.1	Affirmative Covenants	70

10.2	Negative Covenants	74

10.3	Financial Covenants	84

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT		84

11.1	Events of Default	84

11.2	Remedies upon Default	86

11.3	License	88

11.4	Setoff	88

11.5	Remedies Cumulative; No Waiver	88

SECTION 12. AGENT		88

12.1	Appointment, Authority and Duties of Agent	88

12.2	Agreements Regarding Collateral; Borrower Materials; Credit Bidding	90

12.3	Reliance By Agent	92

12.4	Action Upon Default	92

12.5	Ratable Sharing	93

12.6	Indemnification	93

12.7	Limitation on Responsibilities of Agent	93

12.8	Successor Agent and Co-Agents	94

12.9	Due Diligence and Non-Reliance	95

12.10	Remittance of Payments and Collections	95

12.11	Individual Capacities	96

12.12	Titles	96

12.13	Bank Product Providers	96

12.14	[Reserved]	96

12.15	No Third Party Beneficiaries	96

12.16	Intercreditor Agreement	96

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS		96

13.1	Successors and Assigns	96

13.2	Participations	97

13.3	Assignments	98

13.4	Replacement of Certain Lenders	99

SECTION 14. MISCELLANEOUS		99

14.1	Amendments; Limitation; Payment for Consents	99

14.2	Indemnity	101

14.3	Notices and Communications	101

14.4	Performance of Obligors’ Obligations	103

14.5	Credit Inquiries	103

14.6	Severability	103

14.7	Cumulative Effect; Conflict of Terms	103

14.8	Counterparts; Execution	103

14.9	Entire Agreement	103

14.10	Relationship with Lenders	103

14.11	No Advisory or Fiduciary Responsibility	104

14.12	Confidentiality	104

14.13	Certifications Regarding Indentures, First Lien Term Loan Agreement and Second Lien Term Loan Agreement	105

14.14	GOVERNING LAW	105

14.15	Consent To Forum	105

14.16	Waivers by Obligors	108

14.17	Patriot Act Notice	108

14.18	NO ORAL AGREEMENT	108

14.19	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	108

LIST OF EXHIBITS AND SCHEDULES

Exhibit A		Assignment
Exhibit B		Borrowing Base Report
Exhibit C		Compliance Certificate
Exhibit D		Form of Guaranty and Security Agreement
Schedule	1.1(a)	Commitments of Lenders
Schedule	9.1.4	Names and Capital Structure
Schedule	9.1.5	Location of Business
Schedule	9.1.14	Environmental Matters
Schedule	9.1.16	Litigation
Schedule	9.1.18	Pension Plans
Schedule	9.1.27	Deposit Accounts and Investment Accounts
Schedule	10.1.4	Maintenance of Properties
Schedule	10.1.12	Post-Closing Undertakings
Schedule	10.2.1(b)(vi)	Borrower Surety Obligations
Schedule	10.2.2	Existing Liens
Schedule	10.2.17	Existing Affiliate Transactions

SENIOR CREDIT AGREEMENT

THIS SENIOR CREDIT AGREEMENT (this “Agreement”) is dated as of June 28, 2019, among HORNBECK OFFSHORE SERVICES, INC. (“Borrower”), the other Persons from time to time party to this Agreement as Guarantors, the financial institutions party to this Agreement from time to time as Lenders, and CIT NORTHBRIDGE CREDIT LLC, a Delaware limited liability company (“CNC”), as collateral agent and administrative agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

Hornbeck Offshore Services, LLC (“HOS”), as borrower, the Borrower, as parent guarantor, Wells Fargo Bank, National Association, as the administrative agent, and the other parties thereto entered into the Prior Credit Agreement (as defined below).

The Borrower has requested and the Lenders have agreed (x) to refinance the obligations of the Obligors and their Affiliates under and replace the Prior Credit Agreement with the term loan facility evidenced by the First Lien Term Loan Agreement (as defined below), the Second Lien Term Loan Agreement (as defined below) and this Agreement and to make new extensions of credit under this Agreement and (y) to permit the refinancing and replacement of the obligations of the Obligors and their Affiliates under the Prior Credit Agreement with any other Credit Facility evidenced by any First Lien Documents, any Second Lien Documents, any Junior Lien Documents or any other Debt permitted hereunder that may subsequently be provided to the Obligors and their Affiliates by lenders or other investors, in each case on the terms and subject to the conditions set forth herein.

Borrower has requested that Lenders provide a revolving credit facility to Borrower to finance the Obligors’ mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

2019 Convertible Senior Notes: means the 1.500% Convertible Senior Notes due 2019 issued pursuant to the 2019 Convertible Senior Notes Indenture.

2019 Convertible Senior Notes Indenture: means that certain Indenture, dated as of August 13, 2012, among the Borrower, the Guarantors (as defined therein) party thereto and Wells Fargo, as trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

2020 Senior Notes: means the 5.875% Senior Notes due 2020 issued pursuant to the 2020 Senior Notes Indenture.

2020 Senior Notes Indenture: means that certain Indenture, dated as of March 16, 2012, among the Borrower, the Guarantors (as defined therein) party thereto and Wilmington Trust, as successor trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

2021 Senior Notes: means the 5.000% Senior Notes due 2021 issued pursuant to the 2021 Senior Notes Indenture.

2021 Senior Notes Indenture: means that certain Indenture, dated as of March 28, 2013, among the Borrower, the Guarantors (as defined therein) party thereto and Wilmington Trust, as successor trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

Account Control Agreement: means, with respect to any Collateral Account, an agreement or agreements in form and substance reasonably acceptable to Agent among the applicable Obligor, Agent, the Tranche A Lender and Tranche B Lender, as applicable, and such other bank or banks governing such Deposit Account or Securities Account pursuant to which the security interest of Agent in such Deposit Account or Securities Account and the assets deposited therein shall be perfected.

Accrued Revenue: means, for any month, Receivables reflected on the Borrowing Base Certificate delivered in respect of such month, in each case in respect of services rendered but not yet billed, provided that such Receivables are reasonably anticipated to be billed on or prior to the 20th day of the following calendar month in accordance with Borrower’s and the other Obligors’ ordinary billing practices.

Affiliate: means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, an employee stock ownership plan sponsored by Borrower shall not be an “Affiliate”. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent: has the meaning set forth in the first paragraph of this Agreement.

Agent Indemnitees: means Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, other consultants, and other professionals and experts retained by Agent.

Agent’s Fee Letter: means the letter agreement titled “Agent’s Fee Letter” dated as of the Closing Date between Borrower and Agent.

Agent’s Reserves: has the meaning set forth in Section 8.1.

Aggregate Receivables Formula Amount: means, at any time, an amount equal to (a) the Tranche A-1 Receivables Formula Amount at such time plus (b) the Tranche A-2 Receivables Formula Amount at such time.

Aggregate Restricted Cash Formula Amount: means, at any time, an amount equal to (a) the Tranche B-1 Restricted Cash Formula Amount at such time plus (b) the Tranche B-2 Restricted Cash Formula Amount at such time.

Agreement Among Lenders: has the meaning set forth in Section 6.1(m).

Anti-Terrorism Law: means any laws relating to sanctions, terrorism or money laundering, including the Patriot Act and the laws comprising or implementing the Bank Secrecy Act (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

Applicable Law: means all laws, rules, regulations and legally binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including applicable statutory law and common law, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (having the force of law).

Applicable Margin: means, for any day, (a) with respect to any Loans bearing interest based on the LIBO Rate, 5.00% per annum, and (b) with respect to any Loans bearing interest based on the Base Rate, 2.00% per annum.

Asset Sale: means the sale, lease, conveyance or other disposition (a “disposition”) of any Collateral or Equity Interests of any Person that owns any Collateral (provided that the disposition of other Property of Borrower and its Restricted Subsidiaries, whether in a single transaction or a series of related transactions, shall not constitute an Asset Sale) that (i) results in the receipt of consideration for sold Collateral having a value in excess of $10,000,000. Notwithstanding the foregoing provisions of this definition, the following transactions will be deemed not to be Asset Sales: (A) the sale, lease, conveyance or other disposition of any Property other than Collateral; (B) a disposition of Collateral by Borrower to another Obligor or by a Guarantor to Borrower or another Guarantor; (C) a disposition of Collateral that constitutes a Permitted Investment or a Restricted Payment that is permitted by Section 10.2.3; (D) a disposition of cash, Cash Equivalents or similar investments; and (E) a disposition of Collateral by a Restricted Subsidiary of Borrower to an Obligor.

Assignment: means an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Bail-In Action: means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

Bank: means CIT Bank, N.A.

Bank Product: means any of the following products or services extended to, or arranged for, Borrower or any other Obligor by Agent, a Tranche A Lender or any of their respective Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services.

Bankruptcy Code: means Title 11 of the United States Code.

Base Rate: means, for any day, a fluctuating rate per annum equal to the highest of: (a) the Federal Funds Rate plus 1/2 of 1%; or (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate” in effect for such day. Any change in the “prime rate” announced by JPMorgan Chase Bank, N.A. shall take effect without notice to Borrower at the opening of business on the day specified as the effective date of change in the public announcement or publication of such change. The Base Rate is not necessarily the lowest rate of interest charged by Lenders in connection with extensions of credit. If JPMorgan Chase Bank, N.A. ceases to announce its “prime rate”, Agent may select a reasonably comparable index or source to use as the basis for the Base Rate.

Blocked Accounts: means the Tranche B-1 Blocked Account and the Tranche B-2 Blocked Account.

Board of Governors: means the Board of Governors of the Federal Reserve System.

Borrower Agent: has the meaning set forth in Section 4.4.

Borrower Materials: means Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrower hereunder.

Borrowing Base: means, on any date of determination, an amount equal to the lesser of (a) $100,000,000 and (b) the sum of (i) the Aggregate Receivables Formula Amount on such date plus (ii) the Aggregate Restricted Cash Formula Amount on such date.

Borrowing Base Report: means a report in the form attached hereto as Exhibit B, with such changes as may be agreed to by Borrower Agent and Agent, by which Borrower Agent certifies pursuant to Section 8.1 the Borrowing Base.

Business Day: means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, and at any time the Loans bear interest at the LIBO Rate, any such day on which dealings in Dollar deposits are conducted in the London interbank market.

Calculation Date: means, (a) with respect to any Borrowing Base Report, the last day of the calendar month immediately preceding the date of such Borrowing Base Report, and (b) with respect to any other relevant event, calculation, financial ratio or covenant hereunder, the date on which such event occurred or for which the calculation of such test, financial ratio or covenant hereunder is made.

Capital Lease Obligation: means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the Closing Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Closing Date will be deemed not to represent a Capital Lease Obligation.

Cash Collateral: means cash on deposit in the Tranche A Unrestricted Account, in a Collection Account or in a Blocked Account, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize: means the delivery of cash to Agent, as security for the payment of any inchoate, contingent or other Obligations (including Secured Bank Product Obligations, if applicable), in an amount equal to and for Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Dominion Trigger Period: means any period commencing on any day that Liquidity is less than $50,000,000 and continuing until Liquidity is greater than $75,000,000.

Cash Equivalents: means

(a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality of any such government having maturities of not more than six months from the date of acquisition;

(b) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with or issued by any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $300,000,000 and whose long-term debt securities are rated at least A3 by Moody’s and at least A by S&P,

(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above,

(d) commercial paper having a rating of at least P-1 from Moody’s or at least A-1 from S&P and in each case maturing within 270 days after the date of acquisition,

(e) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (b) above, provided that all deposits referred to in this clause (e) are made in the ordinary course of business and do not exceed $5,000,000 in the aggregate at any one time, and

(f) money market mutual funds substantially all of the assets of which are of the type described in any of the foregoing clauses (a) through (d).

Cash Management Services: means services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Control: means the occurrence of any of the following: (a) except as permitted pursuant to Section 10.2.4, the sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Property of Borrower and its Subsidiaries, taken as a whole, (b) the adoption of a voluntary plan relating to the liquidation or dissolution of Borrower, (c) the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding the effect of any voting arrangement pursuant to any agreement among Borrower and any stockholders of Borrower as in effect on the Closing Date) the result of which is that any “person,” “persons” or “group” (as such terms are used in Section 13(d) (3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of Borrower; provided, however, that a transaction in which Borrower becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change in Control if (i) the shareholders of Borrower immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, a majority of the voting power of the outstanding Voting Stock of such other Person immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no “person,” “persons” or “group” (as such terms are defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of Borrower, (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the Unsecured Indentures (and any Permitted Refinancing Indebtedness in respect thereof) or the documentation governing the First Lien Term Loan Agreement, any Junior Lien Debt or any other Material Indebtedness. For purposes of this definition, a time charter of, bareboat charter or other contract for, vessels to customers in the ordinary course of business shall not be deemed a lease under clause (a) above.

Change in Law: means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Closing Date: has the meaning set forth in Section 6.1.

Closing Liquidity: means, as of the Closing Date immediately prior to giving effect to the Transactions, unrestricted cash and Cash Equivalents on the consolidated balance sheet of the Obligors. For purposes of clarity, no proceeds of the Loans shall be counted towards Closing Liquidity.

CNC: has the meaning set forth in the first paragraph of this Agreement.

CNC Indemnitees: means CNC and its officers, directors, employees, Affiliates, agents and attorneys.

Code: means the Internal Revenue Code of 1986, as amended.

Collateral: means all Property described in Section 3.1 of the Guaranty and Security Agreement, all Property described in any other Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Collateral Account: means each Collection Account, each Collection/Disbursement Account, the Tranche A Unrestricted Account and each Blocked Account, in each case as identified on Schedule 9.1.27, and “Collateral Accounts” means all such identified accounts.

Collection Account: means each of the collection accounts established by the Borrower into which Account Debtors shall make payment on Receivables, pursuant to Section 8.2.5, in each case that is subject to an Account Control Agreement and as identified as a “Collection Account” on Schedule 9.1.27.

Collection/Disbursement Account: means each of the accounts established by Borrower or a Guarantor, in each case that is subject to an Account Control Agreement and identified as a “Collection/Disbursement” account on Schedule 9.1.27.

Combined Usage: means, as of any date of determination, (a) Tranche A Usage on such date plus (b) Tranche B Usage on such date.

Commitment: means, (a) for any Lender of Tranche A-1 Loans and Tranche B-1 Loans, the obligation of such Lender to make such Tranche A-1 Loans and Tranche B-1 Loans and (b) for any Lender of Tranche A-2 Loans and Tranche B-2 Loans, the obligation of such Lender to make Tranche A-2 Loans and Tranche B-2 Loans, in each case up to the principal amounts shown in Schedule 1.1(a). “Commitments” means the aggregate amount of all such Commitments of all Lenders.

Commitment Termination Date: means the earliest to occur of (a) the Tranche B Maturity Date; (b) the date on which Borrower terminates all of the Commitments pursuant to Section 2.2; or (c) the date on which the Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: means a certificate in the form attached hereto as Exhibit C signed by the chief financial officer of Borrower Agent, delivered pursuant to Section 10.1.2(c).

Consolidated EBITDA: means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period and without duplication,

(a) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an asset sale,

(b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries,

(c) Consolidated Interest Expense of such Person and its Restricted Subsidiaries,

(d) depreciation and amortization (including impairment charges, write-offs and amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and all other non-cash expenses of such Person and its Restricted Subsidiaries,

(e) losses (or minus any gains) on early extinguishment of debt for that period (including, without limitation, any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Debt prior to its stated maturity),

(f) stock-based compensation expense (or minus any gains) reported for such period under FAS 123R,

(g) all Transaction Expenses and any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment of the type described in clause (c), (d), (e), (h) or (i) of the definition thereof, acquisition or disposition of vessels, Redemption of Debt, or the incurrence of Debt permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date); and

(h) any other adjustments to Consolidated Net Income included by Borrower in calculating EBITDA or adjusted EBITDA for such period of a type reported in Borrower’s Form 10-K for the fiscal year most recently ended or Borrower’s Form 10-Q for the fiscal quarter most recently ended, in each case, on a consolidated basis and consistent with applicable SEC guidelines regarding non-GAAP financial measures.

Consolidated Fixed Charge Coverage Ratio: means, with respect to any Person for any Test Period, the ratio of (a) the Consolidated EBITDA of such Person for such Test Period to (b) the sum of the Consolidated Interest Expense of such Person and the amount of cash dividends or distributions paid by Borrower with respect to any preferred Equity Interest that does not constitute Disqualified Stock or any Disqualified Stock that is permitted to be incurred under Section 10.2.1, in each case for such Test Period. For the avoidance of doubt, Consolidated Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a pro forma basis.

Consolidated Interest Expense: means, with respect to any Person for any period, the sum, without duplication, of (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding (i) amortization of debt issuance costs and (ii) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Debt prior to its stated maturity, to the extent that any of such nonrecurring charges constitute interest expense) and (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; provided that (x) Consolidated Interest Expense shall exclude any interest that is paid-in-kind or is imputed non-cash interest expense in accordance with GAAP and (y) for purposes of the calculation of Consolidated Fixed Charge Coverage Ratio, in connection with the incurrence of any Debt pursuant to Section 10.2.1, (i) Borrower may elect, pursuant to an officer’s certificate, to treat all or any portion of the commitment (any such amount elected until revoked as described below, an “Elected Amount”) under any Debt which is to be incurred (or any commitment in respect thereof) as being incurred as of the Calculation Date and (A) any subsequent incurrence of Debt under such commitment (so long as the total amount under such Debt does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Debt or an additional Lien at such subsequent time, (ii) Borrower may revoke an election of an Elected Amount pursuant to an officer’s certificate and (iii) for purposes of all subsequent calculations of the Consolidated Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding, so long as the applicable commitment remains outstanding.

Consolidated Net Income: means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (c) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of FASB ASC Topic No. 815, Derivatives and Hedging, shall be excluded, (d) the cumulative effect of a change in accounting principles shall be excluded and (e) any extraordinary, non-recurring, unusual or infrequent items shall be excluded. In addition, notwithstanding the preceding, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Debt prior to its stated maturity.

Consolidated Net Tangible Assets: means, with respect to any Person as of any date, the sum of the amounts that would appear on a consolidated balance sheet of such Person and its consolidated Restricted Subsidiaries as the total assets of such Person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and after deducting therefrom, (a) to the extent otherwise included, unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or development expenses and other intangible items and (b) the aggregate amount of liabilities of such Person and its Restricted Subsidiaries which may be properly classified as current liabilities (including tax accrued as estimated), determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, deferred drydocking expenses and the corporate headquarters and HOS Port leasehold improvements shall not be deducted under (a) above.

Controlled Unrestricted Account: means (a) each Collection Account, (b) each Collection/Disbursement Account, (c) the Tranche A Unrestricted Account, and (d) any other account identified on Schedule 9.1.27 that is (i) subject to an Account Control Agreement and (ii) not a Blocked Account.

Convertible Indebtedness: means Debt of Borrower or a Restricted Subsidiary of Borrower (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of this Agreement that is either (a) convertible or exchangeable into common stock of Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Borrower and/or cash (in an amount determined by reference to the price of such common stock).

Credit Facility: means, one or more debt facilities, indentures or commercial paper facilities including, without limitation, this Agreement and the Loan Documents, the First Lien Term Loan Agreement and related first lien loan documents, the Second Lien Term Loan Agreement and related second lien loan documents and any Junior Lien Documents, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, notes, bonds or other debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, supplemented, waived, extended, renewed, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Debt under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, whether by the same or any other agent or agents, lender or group of lenders, represented by one or more agreements and whether one or more Subsidiaries are added or removed as borrowers or guarantors thereunder or as parties thereto.

Customary Recourse Exceptions: means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non- Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction, and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings.

CWA: means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of (i) borrowed money including, without limitation, any guarantee thereof, or (ii) evidenced by bonds, debentures, notes, term loans or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing Capital Lease Obligations or the deferred and unpaid purchase price of any Property, or representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; provided, however, that any accrued expense or trade payable of such Person shall not constitute Debt. The amount of any Debt outstanding as of any date shall be (a) the accreted value thereof, in the case of any Debt that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Debt (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of such Person and its Restricted Subsidiaries thereunder). Furthermore, notwithstanding the foregoing, the following shall not constitute or be deemed “Debt”: (i) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or Redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness; (ii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Debt), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise); (iii) obligations with respect to letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to ERISA; and (iv) repayment or reimbursement obligations of the Borrower or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions unless and until an event or circumstance occurs that triggers the Borrower’s or such Restricted Subsidiary’s direct payment liability or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other party to whom such obligation is actually owed, in which case the amount of such direct payment liability to such lender or other party shall, to the extent otherwise applicable, constitute Debt.

Debtor Relief Laws: means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

Default: means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Default Rate: means, for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: means, subject to Section 4.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and the Borrower and in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower and Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.2) upon delivery of written notice of such determination to the Borrower and each Lender.

Designated Jurisdiction: means a country or territory that is the subject of a Sanction.

Disbursement Account: means each of the accounts established by Borrower or a Guarantor that is (i) as of the Closing Date, identified as a “Disbursement Account” on Schedule 9.1.27 or (ii) after the Closing Date, identified by Borrower to Agent as a “Disbursement Account” pursuant to Part A of Schedule 10.1.12.

Disqualified Stock: means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional Redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Tranche B Maturity Date; provided, however, that any Equity Interests that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Equity Interests (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an asset sale or a Change in Control shall not constitute Disqualified Stock if such Equity Interests (and all such securities into which it is convertible or for which it is exchangeable) provide that the issuer thereof will not repurchase or redeem any such Equity Interests (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by Borrower with Section 5.3.

Distribution: means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: means lawful money of the United States.

EEA Financial Institution: means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country: means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority: means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Assignee: means (a) a Lender or Affiliate of a Lender; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion.

Enforcement Action: means any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws: means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of Borrower or any Subsidiary is located, including without limitation, the CWA, OPA, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the RCRA, the Safe Drinking Water Act, as amended, the TSCA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the HMTA, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply for such purpose.

Environmental Notice: means a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or Hazardous Materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: means a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Equity Offering: means any public or private sale of common stock or preferred stock of Borrower (excluding Disqualified Stock), other than: (i) public offerings with respect to the Borrower’s common stock registered on Form S-8, or (ii) issuances to any Subsidiary of the Borrower.

ERISA: means the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: means any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: means

(a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan;

(b) the failure of a Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA (determined without regard to any waiver of the funding provisions therein or in Section 430 of the Code or Section 303 of ERISA);

(c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d) the incurrence by Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan;

(e) the receipt by Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, but only to the extent such Plan is subject to Section 412 of the Code or Section 302 of ERISA;

(f) the incurrence by Borrower, a Subsidiary or any ERISA Affiliate of any liability under Section 4062(e) of ERISA or with respect to the withdrawal or partial withdrawal from any Plan (including as a “substantial employer,” as defined in Section 4001(a)(2) of ERISA) or Multiemployer Plan (including the incurrence by Borrower, a Subsidiary or any ERISA Affiliate of any Withdrawal Liability); or

(g) the receipt by Borrower, a Subsidiary or any ERISA Affiliate of any notice concerning the imposition of a Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of Section 305 of ERISA, or insolvent or in reorganization, within the meaning of Title IV of ERISA.

EU Bail-In Legislation Schedule: means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Eurodollar Reserve Percentage: means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBO Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Event of Default: has the meaning set forth in Section 11.

Excluded Taxes: means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any non-U.S. withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.

Existing Credit Documents: means the 2019 Convertible Senior Notes Indenture, the 2020 Senior Notes Indenture, the 2021 Senior Notes Indenture, the First Lien Term Loan Agreement and the Second Lien Term Loan Agreement.

Extraordinary Expenses: means all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

FCPA: means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Federal Funds Rate: means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, or (b) if no such rate is published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Agent or such day on such transactions, as determined by Agent, in its sole discretion; provided, that in no event shall such rate be less than zero.

Field Examination Condition: has the meaning set forth in the definition of “Tranche A-1 Receivables Formula Percentage”.

First Lien Term Loan Agreement: means that certain First Lien Term Loan Agreement, dated as of June 15, 2017, among Borrower, as parent borrower, Hornbeck Offshore Services, LLC, as co-borrower, Wilmington Trust, as administrative agent, Wilmington Trust, as collateral agent, and the lenders party thereto.

Fiscal Year: means the fiscal year of Borrower and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

FLSA: means the Fair Labor Standards Act of 1938.

Foreign Collateral Security Document: means each document relating to the Agent’s Lien over any (i) Receivable in respect of which the Obligor is organized or has its principal offices or assets outside the United States or (ii) bank account located outside of the United States.

Foreign Lender: means any Lender that is not a U.S. Person.

Fronting Exposure: means a Defaulting Lender’s interest in Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: means, with respect to any Obligations (other than (i) Secured Bank Product Obligations, (ii) reimbursement obligations for which no claim has been made and (iii) contingent indemnity claims which have been asserted in good faith and in writing to the Borrower (“Asserted Contingent Claims”)), (a) the full cash payment thereof, including any interest, documented fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are Asserted Contingent Claims, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have expired or are terminated.

Funded Debt means all Debt of Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of Borrower or any such Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Obligors, Debt in respect of the Loans.

GAAP: means generally accepted accounting principles in effect in the United States from time to time; provided that, if (a) Borrower notifies Agent in writing that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof to GAAP or in the application thereof on the operation of such provision or (b) Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose, in either case regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn, or such provision amended in accordance herewith.

Governmental Approvals: means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign or domestic, federal, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, department, commissions, boards, officials and officers or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over Borrower, any Subsidiary, any of their Properties, Agent or any Lender (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Governmental Requirement: means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, including, without limitation, Environmental Laws, and occupational, safety and health standards or controls, of any Governmental Authority.

Gross Receivables Amount: means the aggregate balance of Receivables included in the balance sheet of Borrower and the Guarantors most recently delivered pursuant to Section 10.1.2(a) or Internal Financial Statements delivered pursuant to Section 10.1.2(b), as the case may be.

Guarantees: means, collectively, the guarantees of the Obligations made by the Guarantors pursuant to the Guaranty and Security Agreement.

Guarantors: means HOS, Hornbeck Offshore Operators, LLC, HOS Port, LLC, Hornbeck Offshore Services de Mexico, S. de R.L. de C.V., Hornbeck Offshore Navegacao, Ltda. and each other Person that guarantees payment or performance of any portion of or all Obligations.

Guaranty and Security Agreement: means an agreement executed by Borrower, the Guarantors and the Agent in substantially the form of Exhibit D unconditionally guarantying on a joint and several basis, payment of the Obligations, as the same may be amended, modified or supplemented from time to time

Hazardous Materials: means:

(i) any “hazardous waste” as defined by RCRA;

(ii) any “hazardous substance” as defined by CERCLA;

(iii) any “toxic substance” as defined by TSCA;

(iv) any “hazardous material” as defined by HMTA;

(v) asbestos;

(vi) polychlorinated biphenyls;

(vii) any substance the presence of which on the vessels is prohibited by any lawful Governmental Requirement from time to time in force and effect relating to the vessels; and

(viii) any other substance which by any Governmental Requirement requires special handling in its collection, storage, treatment or disposal or defines or regulates as “hazardous,” “toxic” or words of similar import or effect.

Hedging Agreement: means a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).

Hedging Obligations: means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (c) any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in foreign currency rates, in each case to the extent such obligations are incurred in the ordinary course of business of such Person. For the avoidance of doubt, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction will not constitute Hedging Obligations.

HMTA: means the Hazardous Materials Transportation Act, as amended.

HOS: means Hornbeck Offshore Services, LLC, a Delaware limited liability company.

Indemnified Taxes: means (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: means Agent Indemnitees, Lender Indemnitees and CNC Indemnitees.

Insolvency Proceeding: means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intercreditor Agreement: means that certain Revolver/Term Intercreditor Agreement, of even date herewith, among Agent, as “Initial ABL Collateral Agent”, Wilmington Trust, as “Initial Term Collateral Agent”, Wilmington Trust, as “Initial Junior Term Collateral Agent”, and acknowledged and agreed to by Borrower and the other “Grantors” referred to therein.

Interest Period: means each period of time from an Interest Reset Date to the immediately following Interest Reset Date; provided, however, the initial Interest Period shall be the period of time from the Closing Date to the first Interest Reset Date.

Interest Reset Date: means the first day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.

Internal Financial Statements: means unaudited consolidated financial statements of Borrower and its consolidated Subsidiaries internally prepared in good faith in the ordinary course of business presenting fairly in all material respects the financial condition, results of operations and changes in cash flows of Borrower and its consolidated Subsidiaries in accordance with GAAP (subject only to normal fiscal period-end accounting adjustments and the absence of footnotes), and fully consistent with the audited financial statements of Borrower and its consolidated Subsidiaries delivered pursuant to Section 10.1.2(a).

Investment: means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any Properties of the referent Person securing, Debt or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests, or all or substantially all of the assets of a Person, or other securities, and regardless of the form of consideration used to make any of the foregoing (whether cash, vessels, Equity Interests or otherwise, or any combination thereof), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and “Investment” means any of such Investments; provided, however, that the following shall not constitute Investments: (i) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (ii) Hedging Obligations, (iii) endorsements of negotiable instruments and documents in the ordinary course of business and (iv) purchases of one or more vessels or other Property not constituting loans, Equity Interests or all or substantially all of the assets of a Person. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

Joint Venture: means any Person that is not a direct or indirect Subsidiary of the Borrower in which the Borrower or any of its Restricted Subsidiaries owns an Equity Interest that constitutes a significant portion of the Equity Interests of such Person.

Junior Lien: means a Lien on the Collateral junior in priority to the Liens securing the Obligations as provided in the Junior Lien Intercreditor Agreement, granted by the Borrower or any Guarantor in favor of holders of Junior Lien Debt (or any collateral trustee or representative in connection therewith) at any time, upon any Property of the Borrower or any Guarantor to secure such Junior Lien Debt.

Junior Lien Collateral Agent: means the collateral trustee or other representative of lenders or holders of Junior Lien Debt designated pursuant to the terms of the Junior Lien Documents and the Junior Lien Intercreditor Agreement, together with its successors and assigns in such capacity.

Junior Lien Debt: means any Debt (other than intercompany Debt owing to Borrower or its Restricted Subsidiaries) of the Borrower or any Guarantor permitted to be incurred hereunder that is secured by a Junior Lien on any Collateral (and, in each case not by Liens on any assets that do not constitute Collateral); provided that, in the case of any Debt referred to in this definition (other than Debt under the First Lien Term Loan Agreement or the Second Lien Term Loan Agreement):

(a) such Debt does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to 91 days after the later of the Tranche A Maturity Date or the Tranche B Maturity Date (except as a result of a customary change of control or asset sale repurchase offer provisions, subject to the prior making of any required payments on the Obligations hereunder); and

(b) on or before the date on which the first such Debt is incurred by Borrower or any Guarantor, (1) the Junior Lien Representative and Junior Lien Collateral Agent shall become a party to the Junior Lien Intercreditor Agreement and (2) any other requirements set forth in the Junior Lien Intercreditor Agreement shall have been satisfied.

Junior Lien Documents: means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and the documents pursuant to which such Junior Liens are granted.

Junior Lien Intercreditor Agreement: means a customary intercreditor agreement entered into by and among the Obligors, Agent and the representative under the Junior Lien Documents, in form and substance reasonably acceptable to Agent (it being understood and agreed that in order to be reasonably acceptable to such parties such intercreditor agreement at minimum must have customary “silent” second-lien provisions acceptable to Agent), as the same may be amended, supplemented, modified or restated in accordance with the terms thereof.

Junior Lien Representative: means, in the case of any Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt.

Lender Indemnitees: means Lenders and Secured Bank Product Providers (if any), and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: means lenders party to this Agreement and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: means the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender by notice to Agent and Borrower Agent.

LIBO Base Rate: means

(a) the rate per annum determined by Agent to be the offered rate that appears on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable for deposits in Dollars (for delivery on the Interest Reset Date occurring on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:45 a.m. (London time)) two (2) Business Days prior to such Interest Reset Date, or

(b) if the rate referenced in the preceding clause (a) does not appear through such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by Agent to be the offered rate on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Agent from time to time) for the longest period that is shorter than such Interest Period, determined as of approximately 11:45 a.m. (London time) two (2) Business Days prior to such Interest Reset Date, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Agent as the rate of interest at which deposits in Dollars for delivery on Interest Reset Date occurring on the first day of such Interest Period in same day funds in the approximate amount of the Loan being made, continued or converted by JPMorgan Chase Bank, N.A. and with a term equivalent to such Interest Period would be offered by JP Morgan Chase Bank, N.A.’s London Branch (or such other major bank as is acceptable to Agent if JPMorgan Chase Bank, N.A. is no longer offering to acquire or allow deposits in the London interbank eurodollar market) to major banks in the London interbank eurodollar market at their request at approximately 11:45 a.m. (London time) two (2) Business Days prior to such Interest Reset Date.

LIBO Rate: means, for any Interest Period with respect to any Loan, a rate per annum determined by Agent to be equal to the quotient obtained by dividing (i) the LIBO Base Rate for such Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Loan for such Interest Period and; provided, however, that in no event shall the LIBO Rate equal less than 0.0%.

LIBOR: means the London Interbank Offered Rate.

LIBOR Screen Rate: means the LIBOR quote on the applicable screen page Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

LIBOR Successor Rate: has the meaning set forth in Section 3.6.2.

LIBOR Successor Rate Conforming Changes: means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, LIBO Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Agent determines in consultation with Borrower).

Lien: means a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: means an agreement, in form and substance satisfactory to Agent, by which for any material Collateral located on leased premises, the lessor agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral.

Liquidity: means, on any date of determination, the sum as of such date of (i) all amounts available to be borrowed by any Obligor under this Agreement, plus (ii) the amount of unrestricted cash and Cash Equivalents (determined in accordance with GAAP) on the most recent consolidated balance sheet of the Obligors delivered to Agent pursuant to Section 10.1.2(a) or Section 10.1.2(b), as applicable (including for the avoidance of doubt, cash and Cash Equivalents on deposit in the Collateral Accounts (other than the Blocked Accounts)).

Liquidity Test: means, with respect to any Investment (including a Permitted Acquisition), any asset acquisition, any sale or other disposition, any incurrence or Redemption of Debt, any Restricted Payment or any other event or action that in each case by the terms of this Agreement requires compliance with this test (each, a “Liquidity Test Transaction”), that Borrower satisfies each of the following requirements: (i) no Default or Event of Default shall occur or be continuing or would result from the Liquidity Test Transaction and (ii) Borrower shall have Liquidity of at least $50,000,000 after giving pro forma effect to such Liquidity Test Transaction.

Liquidity Test Transaction: has the meaning assigned to such term in the definition of “Liquidity Test”.

Loan: means a Tranche A Loan, a Tranche B Loan, or other loan made under the terms of this Agreement.

Loan Documents: means this Agreement, the Intercreditor Agreement, the Agreement Among Lenders, Other Agreements and Security Documents.

Loan Year: means each 12 month period commencing on the Closing Date or an anniversary thereof.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: means a material adverse change in, or material adverse effect on (a) the business, Properties, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the value of any material portion of the Collateral, or on the validity or priority of Agent’s Liens on any material portion of the Collateral, (c) the ability of the Borrower and the Guarantors, taken as a whole, to perform any of their payment or other obligations under the Loan Documents, (d) the validity or enforceability of any Loan Document or (e) the ability of Agent or any Lender to enforce any of their respective material rights under the Loan Documents.

Material Contract: any agreement or arrangement to which an Obligor or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933 or (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Material Indebtedness: means Funded Debt (other than the Loans) or Hedging Obligations, of any one or more of Borrower and the Guarantors in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, (i) the “principal amount” of any Hedging Obligations shall be the Swap Termination Value and (ii) Debt incurred under any Existing Credit Document shall be deemed to be Material Indebtedness regardless of maturity.

Minimum Fixed Charge Coverage Ratio Test: has the meaning set forth in Section 10.2.1(a).

Moody’s: means Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Multiemployer Plan: means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: means a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Net Income: means, for any period for Borrower and Subsidiaries on a consolidated basis, the net income of Borrower and its consolidated Subsidiaries for such period as determined in accordance with GAAP, provided that there shall be excluded from Net Income (a) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its consolidated Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of cash dividends or similar cash distributions and (b) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration of payment or dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation, governing document or Applicable Law applicable to such Subsidiary.

Non-Recourse Debt: means Debt (a) as to which neither Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) or is otherwise directly or indirectly liable (as a guarantor or otherwise), except with respect to Customary Recourse Exceptions, or (ii) constitutes the lender, (b) no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of Debt of Borrower or any of its Restricted Subsidiaries to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Borrower or any of its Restricted Subsidiaries.

Notice of Rebalancing: means (i) a request by Borrower Agent for a release of Tranche A Loan proceeds and Tranche B Loan proceeds from the Blocked Accounts or (ii) a confirmation of Borrower’s obligation to remit funds from any Controlled Unrestricted Account to the Blocked Accounts, in each case in accordance with Section 4.1.1.

Obligations: means all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (c) Secured Bank Product Obligations, (d) ABL Hedging Obligations (as defined in the Intercreditor Agreement) and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: means Borrower and each Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC: means the Office of Foreign Assets Control of the U.S. Treasury Department.

OPA: means the Oil Pollution Act of 1990, as amended.

Organic Documents: means, with respect to any Person, its charter, certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: means the Occupational Safety and Hazard Act of 1970.

Other Agreement: means each of the Agent’s Fee Letter, each other fee letter, Lien Waiver, Report, Compliance Certificate, Borrower Materials or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: means Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: means all present or future stamp, court, documentary, ad valorem, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Participant: has the meaning set forth in Section 13.2.1.

Patriot Act: means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: means each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

PBGC: means the Pension Benefit Guaranty Corporation.

Pension Plan: means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or any ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: has the meaning provided in clause (c) of the definition of Permitted Investment.

Permitted Acquisition Indebtedness: means Debt or Disqualified Stock (x) of Borrower or any of its Restricted Subsidiaries incurred, issued or assumed, or with respect to which any property is acquired, in each case (a) to finance, or (b) that is secured by the assets acquired pursuant to, a Permitted Acquisition of, or Permitted Investment in, a Permitted Business or an acquisition of one or more vessels, whether incurred, issued or assumed concurrently with or subsequent to such Permitted Acquisition of, or Permitted Investment in, a Permitted Business or an acquisition of one or more vessels, or (y) of Persons that are acquired by Borrower or any of its Restricted Subsidiaries or merged into, amalgamated with or consolidated with Borrower or any of its Restricted Subsidiaries in accordance with the terms of this Agreement if, in each case on the date such Debt or Disqualified Stock was incurred, issued or assumed, whether concurrently with or subsequent to such Permitted Acquisition of, or Permitted Investment in, a Permitted Business or an acquisition of one or more vessels, either (1) Borrower would be permitted to incur at least $1.00 of additional Debt pursuant to the Minimum Fixed Charge Coverage Ratio Test or (2) the Consolidated Fixed Charge Coverage Ratio for Borrower and its Restricted Subsidiaries immediately after such incurrence, issuance or assumption would be greater than the Consolidated Fixed Charge Coverage Ratio for Borrower and its Restricted Subsidiaries immediately prior to such incurrence, issuance or assumption; provided that any such Debt or Disqualified Stock described in clause (x) or (y) shall not be secured by any assets or Persons other than those being acquired pursuant to, a Permitted Acquisition of, or Permitted Investment in, a Permitted Business or an acquisition of productive assets (and, for the avoidance of doubt, shall not be secured by any Collateral).

Permitted Bond Hedge Transaction: means any call or capped call option (or substantively equivalent derivative transaction) on Borrower’s common stock purchased by Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

Permitted Business: means the business of providing marine transportation or marine logistics services or other businesses reasonably complementary or reasonably related thereto (as determined in good faith by Borrower’s Board of Directors).

Permitted Business Investments: means Investments by Borrower or any of its Restricted Subsidiaries in any Restricted Subsidiary of Borrower that is not an Obligor, in any Unrestricted Subsidiary of Borrower or in any Joint Venture, provided that:

(a) such Investment consists of transfers (pursuant to one or more transactions) of (1) vessels for use in such Person’s business (collectively, the “Investment Entity Vessels”), (2) any Equity Interests in any Person that owns no Property other than Investment Entity Vessels, (3) Equity Interests (other than Disqualified Stock) of Borrower, or (4) any combination of the foregoing;

(b) if any such non-Obligor Restricted Subsidiary, Unrestricted Subsidiary or Joint Venture has outstanding Debt at the time of such Investment, either (a) all such Debt is Non-Recourse Debt or (b) any such Debt of such non-Obligor Restricted Subsidiary, Unrestricted Subsidiary or Joint Venture that is recourse to Borrower or any of its Restricted Subsidiaries (which shall include, without limitation, all Debt of such non-Obligor, Unrestricted Subsidiary or Joint Venture for which Borrower or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Debt, by law or pursuant to any guarantee, including, without limitation, any “claw back,” “make-well” or “keep-well” arrangement) (x) could at the time such Investment is made, be incurred at that time by Borrower and its Restricted Subsidiaries under the Minimum Fixed Charge Coverage Ratio Test, provided that such Debt shall not be secured by any of the Collateral; and

(c) any such non-Obligor Restricted Subsidiary, Unrestricted Subsidiary or Joint Venture is principally engaged in a Permitted Business.

Permitted Investments: means

(a) any Investment in Borrower or in another Obligor;

(b) any Investment in Cash Equivalents;

(c) any Investment by Borrower or any Restricted Subsidiary of Borrower in a Person if such Person is in the Permitted Business and if as a result of such Investment

(i) such Person becomes an Obligor or (ii) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties or assets to, or is liquidated into, Borrower or another Obligor (any such Investment, a “Permitted Acquisition”),

(d) any Investment (other than, in the case of clause (ii), Investments in the form of Specified Non-Cash Consideration) made as a result of the receipt of non-cash consideration from (i) a disposition of assets that does not constitute an Asset Sale or (ii) an Asset Sale,

(e) Permitted Business Investments,

(f) Investments in stock, obligations or securities received in settlement of any debts owing to Borrower or any Restricted Subsidiary of Borrower as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Borrower or any Restricted Subsidiary of Borrower, in each case as to any debts owing to Borrower or any Restricted Subsidiary of Borrower that arose in the ordinary course of business of Borrower or any such Restricted Subsidiary,

(g) any Investment in a Person to the extent such Investment was made or entered into in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Borrower,

(h) Investments in a Person that is not an Obligor, provided that if such Investment is being made with assets that constitute Collateral (i) no Event of Default shall have occurred and be continuing, (ii) no Cash Dominion Trigger Period then exists, or would exist after giving effect to such Investments and (iii) to the extent that the Tranche A Usage would exceed the Tranche A-1 Receivables Formula Amount, as adjusted for such Investment, the Borrower shall have either (x) repaid Tranche A Loans or (y) provided Agent with a Notice of Rebalancing requesting the release of amounts from the Blocked Accounts into the Tranche A Unrestricted Account (provided that such release shall not result in the amount on deposit in the (1) Tranche B-1 Blocked Account to be less than the Tranche B-1 Restricted Cash Formula Amount or (2) Tranche B-2 Blocked Account to be less than the Tranche B-2 Restricted Cash Formula Amount, in each case at such time after giving effect to such Investment), in the case of either (x) or (y), in the amount of such excess,

(i) any Permitted Bond Hedge Transactions which constitute Investments, and

(j) intercompany loans, capital contributions and/or advances made to consummate a foreign vessel reflagging.

Except as otherwise explicitly addressed in any exception to Section 10.2.3, for purposes of covenant compliance, the amount of any Investment at any time shall be (1) the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment minus (2) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents; provided, that if such Investment is made with Collateral or proceeds of Collateral, such cash or Cash Equivalents are received by an Obligor in a Collection Account.

For purposes of determining whether any Investment (or proposed Investment) qualifies as a Permitted Investment, in the event that any such Investment meets the criteria of more than one of clauses (a) through (j) above, the Borrower shall be permitted to divide or classify such Investment on the date it is made, or later divide or reclassify all or a portion of such Investment, in any manner that qualifies as a Permitted Investment, and such Investment will be treated as having been made pursuant to one or more of such clauses.

Permitted Lien: means

(a) Liens on the Collateral securing the Obligations;

(b) second priority Liens on the Collateral in favor of the “Collateral Agent” and lenders under the First Lien Term Loan Agreement;

(c) third priority Liens on the Collateral in favor of the “Collateral Agent” and lenders under the Second Lien Term Loan Agreement; and

(d) Liens on any Property of the Obligors other than the Collateral.

Permitted Refinancing Indebtedness: means any Debt of Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of Borrower or any of its Restricted Subsidiaries; provided, however, that (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus premium, if any, and accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded, (c) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans or the Guarantees, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans or the Guarantees on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded, and (d) such Debt is incurred either by Borrower or any of its Restricted Subsidiaries that is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that Borrower or a Restricted Subsidiary of Borrower may guarantee Permitted Refinancing Indebtedness incurred by Borrower or a Restricted Subsidiary of Borrower, but only to the extent Borrower or such Restricted Subsidiary, as applicable, was an obligor or guarantor of the Debt being extended, refinanced, renewed, replaced, defeased or refunded; provided, further, however, that if such Permitted Refinancing Indebtedness is subordinated to the Loans, any such guarantee shall be subordinated to the Loans or such Restricted Subsidiary’s guarantee (if any) of the Loans, if applicable, to at least the same extent.

Permitted Warrant Transaction: means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Borrower’s common stock sold by Borrower substantially concurrently with any purchase by Borrower of a related Permitted Bond Hedge Transaction.

Person: means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: has the meaning set forth in Section 14.3.3.

Post-Closing Conditions: means (a) Field Examination Condition and (b) the conditions set forth in Part A of Schedule 10.1.12.

Prepayment Fee: has the meaning set forth in the Agent’s Fee Letter.

Prior Credit Agreement: means the Second Amended and Restated Credit Agreement dated as of February 6, 2015, by and among the Borrower, as parent guarantor, HOS, as borrower, Wells Fargo, as administrative agent, and the other parties thereto, as amended by the First Amendment thereto dated as of July 29, 2016 by and among the Borrower, as parent guarantor, HOS, as borrower, Wells Fargo, as administrative agent, and the other parties thereto.

Pro Rata: means, with respect to any Lender at any time, (a) with respect to the Tranche A Loans at any time, a share proportionate to the aggregate amount of such Lender’s outstanding Tranche A-1 Loans or Tranche A-2 Loans, as the case may be, to Tranche A Usage at such time,

(b) with respect to the Tranche B Loans, a share proportionate to the aggregate amount of such Lender’s outstanding Tranche B-1 Loans or Tranche B-2 Loans, as the case may be, to Tranche B Usage at such time and (c) if all Loans have been paid in full and/or Cash Collateralized, a share proportionate to the aggregate amount of such Lender’s and its Affiliates’ remaining Obligations to the aggregate remaining Obligations.

Property: means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash and Cash Equivalents and Receivables.

Protective Advances: has the meaning set forth in Section 2.1.5.

RCRA: means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Receivables: means Accrued Revenue, trade receivables, amounts to be rebilled to customers, and any and all other general non-trade receivables as mutually agreed from time to time between the Lenders and Borrower, net of reserves; provided, that the foregoing shall not include any Tax Receivables.

Recipient: means Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Redemption: means with respect to any Debt, the refinancing, repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” and “Redeemed” have the correlative meaning thereto.

Replacement Indenture: means any indenture or loan agreement that may be entered into as a restatement, renewal, refinance or rearrangement of any of the Unsecured Indentures.

Report: has the meaning set forth in Section 12.2.3.

Reporting Date: means, with respect to any Calculation Date, the fifteenth (15th) day of the immediately succeeding calendar month.

Required Lenders: has the meaning set forth in the Agreement Among Lenders.

Restricted Investment: means an Investment other than a Permitted Investment.

Restricted Subsidiary: means any Subsidiary of a Person that is not an Unrestricted Subsidiary.

S&P: means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to Agent.

Sanctioned Country: means, at any time, a country or territory which is the subject or target of any Sanctions.

Sanctioned Person: means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by, or owned 50 percent or more, directly or indirectly, by, any such Person or Persons.

Sanctions: means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

Second Lien Term Loan Agreement: means that certain Second Lien Term Loan Agreement, dated as of February 7, 2019, among Borrower, as parent borrower, Hornbeck Offshore Services, LLC, as co-borrower, Wilmington Trust, as administrative agent, Wilmington Trust, as collateral agent, and the lenders party thereto.

Secured Bank Product Obligations: means Debt, obligations and other liabilities, if any, with respect to Bank Products owing by an Obligor or Subsidiary to a Secured Bank Product Provider.

Secured Bank Product Provider: means (a) the Bank, the Agent and any of their respective Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Hedge Providers: means any “ABL Hedge Provider” as defined in the Intercreditor Agreement.

Secured Parties: means Agent, Lenders, Secured Hedge Providers and Secured Bank Product Providers (if any).

Securities Act: means the Securities Act of 1933, as amended.

Security Documents: means the Guaranty and Security Agreement, each Account Control Agreement, each Foreign Collateral Security Document, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: means the chairman of the board, president, chief executive officer or chief financial officer of Borrower or, if the context requires, an Obligor.

Series of Junior Lien Debt: means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

Settlement Report: means a report summarizing (a) Tranche A Loans outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis and (b) Tranche B Loans outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis.

Solvent: means, as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise), or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Subsidiary: means any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of its Subsidiaries. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a direct or indirect Subsidiary of Borrower.

Swap Termination Value: means, in respect of any Hedging Obligation, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligations, (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined by the counterparties to such Hedging Obligations.

Taxes: means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tax Receivable: has the meaning set forth in the Guaranty and Security Agreement.

Test Period: means, for any date of determination, with respect to any determination of (a) Liquidity, the most recent month for which Internal Financial Statements have been delivered pursuant to Section 10.1.2(b), and (b) the Consolidated Fixed Charge Coverage Ratio, the twelve-month period ending on the last day of the most recent month for which Internal Financial Statements have been delivered pursuant to Section 10.1.2(b).

Tranche A Lender: means each Lender who holds Tranche A Loans.

Tranche A Loan: means a Tranche A-1 Loan or a Tranche A-2 Loan.

Tranche A Maturity Date: means June 28, 2022.

Tranche A Unrestricted Account: means account number 2080334462 held by HOS at Capital One, National Association, so long as such account is subject to an Account Control Agreement.

Tranche A Usage: means, at any time, the outstanding principal amount of Tranche A Loans at such time.

Tranche A-1 Loan: means a Tranche A Loan made by a Lender of Tranche A-1 Loans pursuant to Section 2.1.2 or a transfer of proceeds from the Tranche B-1 Blocked Account to the Tranche A Unrestricted Account pursuant to Section 2.1.3.

Tranche A-1 Receivables Formula Amount: means, on any date of determination, an amount equal to the lesser of (a) $50,000,000 and (b) the sum of (i) (A) the Gross Receivables Amount multiplied by (ii) the Tranche A-1 Receivables Formula Percentage, minus (iii) Agent’s Reserves.

Tranche A-1 Receivables Formula Percentage: means a percentage equal to (a) until the conditions set forth in Part A of Schedule 10.1.12 are met, 0%, (b) until the field examination provided for in Section 6.1(i)(i) has been completed with results satisfactory to the Agent (the “Field Examination Condition”), 40%, and (c) for the period beginning on the date the Field Examination Condition is satisfied, 70%, in each case as adjusted in Agent’s reasonable discretion upon review of the composition of the Receivables.

Tranche A-2 Loan: means a Tranche A Loan made by a Lender of Tranche A-2 Loans pursuant to Section 2.1.2 or a transfer of proceeds from the Tranche B-2 Blocked Account to the Tranche A Unrestricted Account pursuant to Section 2.1.3.

Tranche A-2 Receivables Formula Amount: means, on any date of determination, an amount equal to the sum of (a) (i) the Gross Receivables Amount multiplied by (ii) the Tranche A-2 Receivables Formula Percentage, minus (b) the Tranche A-1 Receivables Formula Amount.

Tranche A-2 Receivables Formula Percentage: means a percentage equal to (a) until the Post-Closing Conditions are met, 0%, (b) until the Field Examination Condition has been satisfied, 0%, and (c) for the period beginning on the date the Field Examination Condition is satisfied, 85%.

Tranche B Lender: means each Lender who holds Tranche B Loans.

Tranche B Loan: means a Tranche B-1 Loan or a Tranche B-2 Loan.

Tranche B Maturity Date: means the date that is 91 days after February 25, 2025.

Tranche B Usage: means, at any time, the outstanding principal amount of Tranche B Loans at such time.

Tranche B-1 Blocked Account: means the account named “ABL Tranche B Acct. No. 1”, account no. 184100897, established by Borrower and HOS at Bank, over which Agent (solely on behalf of the applicable Lenders in their capacity as Tranche B Lenders) has exclusive control for withdrawal purposes, and subject to an Account Control Agreement.

Tranche B-1 Loan: means a Tranche B Loan made by a Lender of Tranche B-1 Loans pursuant to Section 2.1.2 or a transfer of proceeds from the Tranche A Unrestricted Account to the Tranche B-1 Blocked Account pursuant to Section 2.1.3.

Tranche B-1 Restricted Cash Formula Amount: means, as of any date of determination, an amount equal to the sum of (a) $50,000,000 minus (b) the Tranche A-1 Receivables Formula Amount as of such date.

Tranche B-2 Blocked Account: means the account named “ABL Tranche B Acct. No. 2”, account no. 184100902, established by Borrower and HOS at Bank, over which Agent (solely on behalf of the applicable Lenders in their capacity as Tranche B Lenders) has exclusive control for withdrawal purposes, and subject to an Account Control Agreement.

Tranche B-2 Loan: means a Loan made by a Lender of Tranche B-2 Loans pursuant to Section 2.1.2 or a transfer of proceeds from the Tranche A Unrestricted Account to the Tranche B-2 Blocked Account pursuant to Section 2.1.3.

Tranche B-2 Restricted Cash Formula Amount: means, as of any date of determination, an amount equal to the sum of (a) $50,000,000 minus (b) the Tranche A-2 Receivables Formula Amount as of such date.

Transaction Expenses: means any fees, costs, or expenses incurred or paid by the Borrower in connection with the Transactions, this Agreement, and the other Loan Documents, and the transactions contemplated hereby and thereby.

Transactions: means, collectively, (a) the execution, delivery and performance by the Obligors of the Loan Documents to which they are a party and the making of the Loans hereunder, and (b) the payment of all related costs, fees and expenses.

Transferee: means any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period: means any period (a) commencing on any day that (i) an Event of Default occurs or (ii) Liquidity is less than $20,000,000; and (b) continuing until (i) during each of the preceding 5 consecutive days, no Default or Event of Default has existed and (ii) Liquidity is greater than $75,000,000.

TSCA: means the Toxic Substances Control Act, as amended.

UCC: means the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unrestricted Subsidiary: means any Subsidiary of Borrower that is designated by the Board of Directors of Borrower as an Unrestricted Subsidiary pursuant to Section 10.1.10 and any Subsidiary of an Unrestricted Subsidiary.

Unsecured Indentures: means the 2019 Convertible Senior Notes Indenture, the 2020 Senior Notes Indenture and the 2021 Senior Notes Indenture.

Unused Line Fee Rate: means a per annum rate equal to 0.5%, if average daily Combined Usage is less than 100% of the Commitments during the preceding calendar month.

U.S. Person: means “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: has the meaning set forth in Section 5.10.2(b)(iii).

Value: means, with respect to a Receivable, the face amount of such Receivable, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person, and with respect to cash that is Collateral, the aggregate Dollar value thereof.

Voting Stock: means, of any Person as of any date, the Equity Interest of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

Weighted Average Life to Maturity: means, when applied to any Debt at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.

Wells Fargo: means Wells Fargo Bank, National Association.

Wholly-Owned Restricted Subsidiary: means (a) any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares and Equity Interests held by other statutorily required minority shareholders) shall at the time be owned directly or indirectly by such Person or (b) any Restricted Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction or its governmental agencies, authorities or state-owned businesses to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that such Person, directly or indirectly, owns the remaining Equity Interests in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a Wholly-Owned Restricted Subsidiary.

Wilmington Trust: means Wilmington Trust, National Association.

Withdrawal Liability: means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

Withholding Agent: means any Obligor and Agent.

Write-Down and Conversion Powers: means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent before the Closing Date and using the same valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended to take into account the effects of the change.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC. “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation”. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means the time of day in New York, New York; or (g) discretion of Agent or any Lender mean the sole and absolute discretion of such Person exercised at any time. All references to Value, Borrowing Base components, Loans, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

SECTION 2. CREDIT FACILITIES

2.1 Commitments; Loans on the Closing Date; Restricted and Unrestricted Loan Proceeds.

2.1.1 Commitments. Subject to the terms and conditions set forth herein:

(a) each Tranche A Lender agrees, severally and not jointly, to make Tranche A-1 Loans or Tranche A-2 Loans to Borrower from the Closing Date through the Tranche A Maturity Date (or the Commitment Termination Date, if earlier); and

(b) each Tranche B Lender agrees, severally and not jointly, to make Tranche B-1 Loans or Tranche B-2 Loans, as applicable, available to Borrower from the Closing Date through the Commitment Termination Date.

2.1.2 Loans on the Closing Date. On the Closing Date, each Tranche A Lender shall deposit into the Tranche A Unrestricted Account an amount equal to an amount equal to the Tranche A-1 Receivables Formula Amount or the Tranche A-2 Receivables Formula Amount, as applicable. On the Closing Date, each Tranche B Lender shall deposit into its respective Blocked Account an amount equal to the Tranche B-1 Restricted Cash Formula Amount or Tranche B-2 Restricted Cash Formula Amount, as applicable.

The parties acknowledge and agree that the Commitments shall be fully drawn on the Closing Date; provided, however, that in no event shall the aggregate amount of (1) Tranche A Loans outstanding at any time exceed the Aggregate Receivables Formula Amount, (2) Tranche B Loans outstanding at any time exceed the Aggregate Restricted Cash Formula Amount or (3) Loans outstanding at any time exceed (x) the Borrowing Base or (y) the Commitments. None of the Lenders shall be required to make Loans in excess of its Commitment. Delivery by Borrower of any Borrowing Base Report resulting in a release of any amounts from the Blocked Accounts into the Tranche A Unrestricted Account shall be deemed to be a Notice of Rebalancing in an aggregate amount equal to such requested release. The aggregate principal amount of the Tranche A-1 Loans and the Tranche B-1 Loans shall not exceed $50,000,000 at any time. The aggregate principal amount of the Tranche A-2 Loans and the Tranche B-2 Loans shall not exceed $50,000,000 at any time.

From the Closing Date until the conditions set forth in Part A of Schedule 10.1.2 have been satisfied (the “Initial Release Conditions”), all of the Loans shall be held in the Blocked Accounts.

2.1.3 Restricted and Unrestricted Loan Proceeds. Within one (1) Business Day following (i) delivery of the first Borrowing Base Report following the date the Initial Release Conditions are satisfied and (ii) delivery of each subsequent Borrowing Base Report, in each case in form and substance satisfactory to Agent:

(a) if the Aggregate Receivables Formula Amount is greater than the Aggregate Receivables Formula Amount indicated on the immediately preceding Borrowing Base Report (and in the case of the initial Borrowing Base Report, greater than zero), and provided that, immediately before and after giving effect to such release, the conditions set forth in Section 6.2 shall have been satisfied, Agent shall:

(i) release from the Tranche B-1 Blocked Account into the Tranche A Unrestricted Account an amount sufficient to ensure that the aggregate principal amount of the Tranche A Loans of such Lender outstanding at such time is equal to the Tranche A-1 Receivables Formula Amount; and

(ii) release from the Tranche B-2 Blocked Account into the Tranche A Unrestricted Account an amount sufficient to ensure that the aggregate principal amount of the Tranche A Loans of such Lender outstanding at such time is equal to the Tranche A-2 Receivables Formula Amount, provided that Borrower may, concurrently with delivery of a Borrowing Base Report, request that amounts be held back in the Blocked Accounts for later release pursuant to a Notice of Rebalancing.

(b) If, based on any Borrowing Base Report other than the first such report, the Aggregate Receivables Formula Amount is less than the Aggregate Receivables Formula Amount indicated on the immediately preceding Borrowing Base Report, Borrower shall transfer or cause to be transferred, or Agent in its discretion may cause to be transferred, from the Tranche A Unrestricted Account:

(i) to the Tranche B-1 Blocked Account, an amount sufficient to ensure that the balance in the Tranche B-1 Blocked Account at such time is equal to the Tranche B-1 Restricted Cash Formula Amount at such time; and

(ii) to the Tranche B-2 Blocked Account, an amount sufficient to ensure that the balance in the Tranche B-2 Blocked Account at such time is equal to the Tranche B-2 Restricted Cash Formula Amount at such time.

2.1.4 Notes. Loans, and interest accruing thereon, shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrower shall deliver promissory note(s) to such Lender, evidencing its Tranche A-1 Loans, Tranche A-2 Loans, Tranche B-1 Loans or Tranche B-2 Loans, as applicable.

2.2 Voluntary Reduction or Termination of Commitments.

(a) The (i) Commitments in respect of the Tranche A Loans shall terminate on the Tranche A Maturity Date and (ii) Commitments in respect of the Tranche B Loans shall terminate on the Tranche B Maturity Date, in each case unless sooner terminated in accordance with this Agreement. Upon at least 5 days prior written notice to Agent, Borrower may, at its option, terminate the Commitments. Any notice of termination given by Borrower shall be irrevocable; provided, however, that notice may be contingent on the occurrence of a financing or refinancing or the consummation of a sale, transfer, lease or other disposition of assets or the occurrence of a Change in Control and may be revoked or the termination date deferred if the financing or refinancing or sale, transfer, lease or other disposition of assets or Change in Control does not occur. On the applicable termination date, Borrower shall make Full Payment of all Obligations in respect of the Tranche A Loans or Tranche B Loans, as applicable, including the applicable Prepayment Fee, if any.

(b) Borrower may permanently reduce the Commitments for all Lenders, upon at least 5 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given; provided, however, that notice may be contingent on the occurrence of a financing or refinancing or the consummation of a sale, transfer, lease or other disposition of assets or the occurrence of a Change in Control and may be revoked or the termination date deferred if the financing or refinancing or sale, transfer, lease or other disposition of assets or Change in Control does not occur. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $100,000 in excess thereof. Any such reduction of Commitments shall be accompanied by the payment of the applicable Prepayment Fee, if any.

2.3 Use of Proceeds. The proceeds of the Tranche A Loans (if any) shall be held by Borrower in the Tranche A Unrestricted Account for use solely (a) to pay existing Debt; (b) to pay fees and transaction expenses associated with the closing of this Agreement; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrower, including working capital. Borrower shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of funding of the Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.

2.4 Protective Advances. Agent shall be authorized, in its discretion, at any time, to make Tranche A-1 Loans from amounts on deposit in the Tranche B-1 Blocked Account (“Protective Advances”) (a) if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses, as long as such Loans do not cause (i) Tranche A Usage to exceed the Aggregate Receivables Formula Amount and (ii) Tranche A Usage and Tranche B Usage to exceed the Borrowing Base. Lenders of Tranche A-1 Loans shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Agent’s authority to make further Protective Advances under this Section 2.4 may be revoked by instruction by the Required Lenders. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if the Loans bear interest based on the Base Rate in accordance with the terms of this Agreement, at the Base Rate in effect from time to time, plus the Applicable Margin, (ii) at any other time, at the LIBO Rate for the applicable Interest Period, plus the Applicable Margin, and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin.

(b) During an Insolvency Proceeding with respect to Borrower, or during any other Event of Default if the Lenders so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrower, and shall in no event be less than zero at any time. Interest accrued on the Loans shall be due and payable in arrears, (i) on the last day of the Interest Period; (ii) on any date of prepayment, with respect to the principal amount being prepaid; (iii) with respect to the Tranche A Loans, on the Tranche A Maturity Date; and (iv) with respect to the Tranche B Loans, on the Tranche B Maturity Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents or, if no payment date is specified, on demand.

3.1.2 Interest Periods.

(a) Each Interest Period shall be for a period of 30 days and shall be automatically continued at the end of each Interest Period; provided, however, that (i) the Interest Period shall begin on the first Business Day of each calendar month, and shall expire on the last day in such calendar month and (ii) the initial Interest Period shall be the period beginning on the Closing Date and ending on the first day of the succeeding Interest Period;

(b) no Interest Period shall extend beyond the Tranche A Maturity Date or the Tranche B Maturity Date, as applicable; and

(c) no Interest Period for any Loan may be established that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on such Loan.

3.1.3 Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Agent determines that adequate and fair means do not exist for ascertaining LIBO Rate on any applicable date or that any Interest Period is not available on the basis provided herein, then Agent shall immediately notify Borrower of such determination. Until Agent notifies Borrower that such circumstance no longer exists, the Loans will bear interest at the Base Rate plus the Applicable Margin.

3.2 Fees.

3.2.1 Unused Line Fee. Borrower shall pay to Agent, for the benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily Combined Usage during the preceding month, calculated for the actual days elapsed. Such fee shall be payable in arrears, on the first day of each calendar month and on the Tranche A Maturity Date (with respect to the Tranche A Loans) and on the Tranche B Maturity Date (with respect to the Tranche B Loans).

3.2.2 Closing Fee. On the Closing Date, Borrower shall pay to Agent the closing fee set forth in the Agent’s Fee Letter.

3.2.3 Fee Letters. Borrower shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.2.4 Wire Fees. Borrower shall pay Agent $35.00 for any wire initiated by

Agent.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed based on a year of 360 days, except that interest computed by reference to clause (b) of the definition of Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrower shall pay all Extraordinary Expenses promptly upon request. Borrower shall also reimburse (1) one counsel to Agent and (2) one counsel for the Lenders of the Tranche A-2 Loans and Tranche B-2 Loans for all legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral and any amendments or supplements to the Loan Documents; (c) subject to the limits of Section 10.1.1(b), any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party; and (d) enforcing rights and remedies and/or the provisions of this Agreement and the other Loan Documents, workouts, restructurings, any Insolvency Proceeding involving any of the Obligors, or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning such matters). All legal, accounting and consulting fees shall be charged to Borrower by Agent’s professionals at their standard hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrower acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrower shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrower under this Section shall be due on demand.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, fund or charge applicable interest or fees with respect to any Loan, or to determine or charge interest based on LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain or fund the Loan, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, the applicable Loan(s) of such Lender shall bear interest at the Base Rate plus the Applicable Margin, with effect either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loan based on the LIBO Rate to such day, or immediately, if such Lender may not lawfully continue to maintain the Loan based on the LIBO Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates; LIBOR Successor Rate.

3.6.1 Inability to Determine Rates Generally. If Agent notifies Borrower that for any reason (a) Agent determines Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, (b) Agent determines adequate and reasonable means do not exist for determining LIBO Rate for the applicable Interest Period, or (c) Agent or Lenders determine LIBOR for the applicable Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loans, Agent shall notify Borrower of the same and the Loans will bear interest at the Base Rate plus the Applicable Margin until the circumstance giving rise to such notice shall have ceased.

3.6.2 LIBOR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Agent (which determination shall be conclusive absent manifest error), or the Borrower Agent or Lenders notify Agent that Borrower Agent or Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(c) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.6.2 are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by Agent or receipt by Agent of such notice, as applicable, Agent and Borrower Agent may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and notwithstanding anything to the contrary in this Agreement (including Section 14.1.1) any such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (New York time) on the fifth Business Day after Agent posts or otherwise discloses such proposed amendment to all Lenders unless, prior to such time, the Lenders have delivered to Agent written notice that such Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), Agent will promptly so notify Borrower Agent and each Lender. Thereafter, Loans and all other Obligations will bear interest at the Base Rate plus the Applicable Margin. Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBO Rate);

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender or interbank market any other condition, cost or expense affecting any Loan, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2 Capital Requirements. If a Lender determines that a Change in Law affecting such Lender or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments, Loans, or participations in Loans, to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3 LIBOR Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrower shall pay additional interest to such Lender equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrower (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrower’s receipt of the notice.

3.7.4 Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender notifies Borrower Agent of the applicable Change in Law and of such Lender’s intention to claim compensation therefor.

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (a) any borrowing, does not occur on the date specified therefor in a Notice of Rebalancing (whether or not withdrawn), (b) any repayment or conversion of a Loan occurs on a day other than the end of its Interest Period, (c) Borrower fails to repay a Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrower shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded a Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law (the “Maximum Rate”). No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan

Documents or the exercise by Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by any Obligor of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Agent or Lenders to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall any Obligor be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Obligor to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received with respect to the Obligations in excess of the Maximum Rate (“Excess”), each Obligor stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to the Obligors, it being the intent of the parties hereto not to enter into an usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and neither Agent nor any Lender intends to collect any unearned Interest in the event of any such acceleration. Each Obligor recognizes that, with fluctuations in the rates of interest set forth in this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Obligor covenants that (i) the credit or return of any Excess shall constitute the acceptance by each Obligor of such Excess, and (ii) each Obligor shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all Interest at any time contracted for, charged or received from any Obligor in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Obligors, Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 3.10 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by any Obligor and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by the Obligors, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.10.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Loans.

4.1.1 Notice of Rebalancing.

(a) To request Loans during any Cash Dominion Trigger Period, Borrower Agent shall notify Agent of such request by telephone or email (or, if permitted by Agent, by request posted to Agent’s StuckyNet System) a Notice of Rebalancing by 10:30 a.m. at least two Business Days prior to the requested funding date. Notices received by Agent after such time shall be deemed received on the next Business Day. Each such telephone (or posted) Notice of Rebalancing shall be irrevocable and the Borrower Agent agrees to promptly confirm any such telephone request by hand delivery, facsimile or electronic transmission to the Agent of a written Notice of Rebalancing in a form approved by the Agent, and signed by the Borrower Agent. Each such Notice of Rebalancing shall specify (A) the borrowing amount, (B) the requested funding date (which must be a Business Day), and (C) the components of the Borrowing Base after giving effect to the borrowing.

(b) Unless payment is otherwise made by Borrower, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for release of a Tranche A Loan and a Tranche B Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of Borrower maintained with Agent or any of its Affiliates.

(c) If Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Tranche A Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Tranche A Loan may be disbursed directly to the account.

4.1.2 Settlement. Settlement of Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least monthly, unless the settlement amount is de minimis), on a Pro Rata basis and in accordance with the Settlement Report delivered by Agent to Lenders. If a Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not (x) the Commitments have terminated, (y) the Tranche A Usage exceeds the Aggregate Receivables Formula Amount or the Commitments in respect of the Tranche A Loans (in the case of any Tranche A Lenders) and (z) the Tranche B Usage exceeds the Aggregate Restricted Cash Formula Amount or the Commitments in respect of the Tranche B Loans (in the case of any Tranche B Lenders) or the conditions in Section 6 are satisfied.

4.1.3 Notices. If Borrower requests, continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrower shall confirm each such request by prompt delivery to Agent of a Notice of Rebalancing. Neither Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or electronic instructions from a person believed in good faith by Agent or any Lender to be authorized to give such instructions on Borrower’s behalf.

4.2 Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1 Reallocation of Pro Rata Shares; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to: (a) Tranche A Loans, Agent may in its discretion reallocate Pro Rata shares of Tranche A Loans by excluding a Defaulting Lender’s Commitments and Tranche A Loans from the calculation of shares and (b) Tranche B Loans, Agent may in its discretion reallocate the Pro Rata shares of Tranche B Loans by excluding a Defaulting Lender’s Commitments and Tranche B Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document.

4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, the non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrower or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitments shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.

4.2.3 Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and, in each case, the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrower and Agent agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon (i) in respect of a the Tranche A Loans, such Defaulting Lender’s Pro Rata share shall be reallocated without exclusion of the reinstated Lender’s Commitments, Tranche A Loans and the Tranche A Usage and other exposures under the Commitments shall be reallocated among Tranche A Lenders and settled by Agent (with appropriate payments by the reinstated Tranche A Lender, including its payment of breakage costs), and (ii) in respect of the Tranche B Loans, such Defaulting Lender’s Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments, Tranche B Loans and the Tranche B Usage and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Tranche B Lender, including its payment of breakage costs), in each case in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrower and Agent, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3 Number and Amount of Loans; Determination of Rate. Each rebalancing of (i) Tranche A Loans when made shall be in a minimum amount of $500,000, plus an increment of $100,000 in excess thereof and (ii) Tranche B Loans when made shall be in a minimum amount of $500,000, plus an increment of $100,000 in excess thereof. Upon determining LIBO Rate for each Interest Period, Agent shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Borrower hereby designates Borrower (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Rebalancing) delivered by Borrower Agent on behalf of Borrower. Agent and Lenders may give any notice or communication with Borrower hereunder to Borrower Agent on behalf of Borrower. Each of Agent and each Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against Borrower.

4.5 One Obligation. Loans and other Obligations related thereto constitute one general obligation of Borrower and are secured by Agent’s Lien on all Collateral.

4.6 Effect of Termination. On the effective date of the termination of all Commitments, the Obligations relating thereto shall be immediately due and payable. Each Secured Bank Product Provider may terminate its Bank Products upon termination of all Commitments. Until Full Payment of the Obligations, all undertakings of Borrower and Guarantors contained in the Loan Documents shall continue, and Agent shall retain its Liens on the Collateral, and Agent shall retain all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless the Obligations have been paid in full in cash, the Commitments have been terminated and it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and the Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes (subject to Section 5.9), and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrower agrees that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Tranche A Loans and then to Tranche B Loans unless the Borrower expressly designates any payment otherwise.

5.2 Repayment of Loans.

5.2.1 Tranche A Loans. Tranche A Loans shall be due and payable in full on the Tranche A Maturity Date, unless payment is sooner required hereunder. Tranche A Loans may be prepaid from time to time, without penalty or premium, other than (a) any applicable Prepayment Fee arising in connection with Section 5.3, (b) any applicable Prepayment Fee if such prepayment occurs in connection with any involuntary termination of all Commitments, including after acceleration of any of the Obligations, termination of the Commitments and/or termination of this Agreement and (c) if applicable, amounts due under Section 3.9. Notwithstanding anything herein to the contrary and without limiting Section 2.1.3, if Tranche A Usage exceeds the Aggregate Receivables Formula Amount at any time, Borrower shall, on Agent’s demand, repay Tranche A Loans or deposit or cause to be deposited into the Blocked Accounts (on a Pro Rata basis) an amount sufficient to reduce Tranche A Usage to the Aggregate Receivables Formula Amount.

5.2.2 Tranche B Loans. Tranche B Loans shall be due and payable in full on the Tranche B Maturity Date, unless payment is sooner required hereunder. Tranche B Loans may be prepaid from time to time, without penalty or premium, other than, if applicable, amounts due under Section 3.9. Notwithstanding anything herein to the contrary and without limiting Section 2.1.3, if Tranche B Usage exceeds the Aggregate Restricted Cash Formula Amount at any time, Borrower shall, on Agent’s demand, repay Tranche B Loans or remit to Agent for deposit in the Blocked Accounts (on a Pro Rata basis) an amount sufficient to reduce Tranche B Usage to the Aggregate Restricted Cash Formula Amount.

5.2.3 Interest. Any prepayment of any Loans for any reason, including after acceleration of any of the Obligations, termination of the Commitments, and/or termination of this Agreement, shall be accompanied by all interest accrued thereon, payment of the applicable Prepayment Fee, if any, and any amounts payable under Section 3.9, and (except as otherwise specifically provided for herein) shall be applied to such of the Tranche A Loans or Tranche B Loans, as applicable, as shall be determined by the Agent, in its discretion, and shall be applied to principal in inverse order of maturity.

5.3 Prepayments.

5.3.1 Mandatory Prepayments. Concurrently with the receipt of any proceeds of any sale or other disposition of any Collateral, insurance proceeds or awards of any kind paid in respect of any Collateral, Borrower shall remit or cause to be remitted an amount equal to such proceeds with Agent for deposit in the Blocked Accounts on a Pro Rata basis (determined in accordance with clause (a) of the definition of “Pro Rata”); and

5.3.2 Optional Prepayments. Borrower may, at its option from time to time, prepay Tranche A Loans or Tranche B Loans, which prepayment must be at least $5,000,000, plus any increment of $1,000,000 in excess thereof. Borrower shall give written notice (to Agent, which notice shall (i) specify the amount of the prepayment and the Prepayment Fee, if any, payable with respect thereto, (ii) be irrevocable once given, (iii) be given at least 10 Business Days prior to the end of a month and (iv) be effective as of the first day of the next month. Prepayments under this Section 5.3.2 shall be applied in accordance with the Agreement Among Lenders.

5.4 Payment of Other Obligations. Obligations other than Loans, including Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Agent or any Lender, or if Agent or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6 Application of Payments.

5.6.1 Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, any amounts received on account of the Obligations shall be applied in accordance with the Agreement Among Lenders.

5.6.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7 [Reserved].

5.8 Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrower hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by the applicable Withholding Agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by the applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding.

(b) If the applicable Withholding Agent is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) the applicable Withholding Agent shall pay the full amount that so withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If the applicable Withholding Agent is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) the applicable Withholding Agent shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2 Payment of Other Taxes. Without limiting the foregoing, Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3 Tax Indemnification.

(a) Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient for the full amount of any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The applicable Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the applicable Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Obligors have not already paid or reimbursed Agent therefor and without limiting the Obligors’ obligation to do so), (ii) Agent against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (b).

5.9.4 Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 5.9, such Obligor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

5.9.5 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its sole discretion that it has received a refund of Taxes that were indemnified by any Obligor or with respect to which any Obligor paid additional amounts pursuant to this Section 5.9, it shall pay the amount of such refund to such Obligor (but only to the extent of indemnity payments or additional amounts actually paid by such Obligor with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Such Obligor shall, upon request by the Recipient, repay to the Recipient such amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to any Obligor if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6 Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10 Lender Tax Information.

5.10.1 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrower and each applicable Agent, at the time or times reasonably requested by the Borrower or the Agent, properly completed and executed documentation reasonably requested by Borrower or each Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2 Documentation. Without limiting the foregoing, so long as Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrower and Agent on or about the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Agent), executed copies of IRS Form W 9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W 8BEN or IRS Form W 8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W 8BEN or IRS Form W 8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W 8BEN or IRS Form W 8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W 8IMY, accompanied by IRS Form W 8ECI, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W 9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made;

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof; and

(e) Agent (and any assignee or successor) will deliver, to Borrower, on or about the Closing Date (or, assignment or succession, if applicable), either (i) (A) two (2) executed copies of IRS Form W-8ECI with respect to any amounts payable to Agent for its own account and (B) two (2) duly completed copies of IRS Form W- 8IMY (certifying that it is either a “qualified intermediary” or a “U.S. branch”) for the amounts Agent receives for the account of others, or (ii) two (2) executed copies of IRS Form W-9, whichever is applicable.

5.10.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrower and Agent in writing of its inability to do so.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) (i) Arrangements satisfactory to Agent shall have been made for all filings or recordations necessary to perfect the Liens in the Collateral and (ii) Agent shall have received UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) (i) Agent and Lenders shall have received duly executed Account Control Agreements with respect to each Collateral Account and each Blocked Account, in form and substance, and with financial institutions, satisfactory to Agent and (ii) Lenders of Tranche A-2 Loans and Tranche B-2 Loans shall have received duly executed agreements establishing the Tranche B-2 Blocked Account.

(d) Agent and Lenders shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the initial Loans and Transactions hereunder, (i) Borrower and the Guarantors, on a consolidated basis, are Solvent; (ii) no Default or Event of Default or Cash Dominion Trigger Period or Trigger Period exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents on or prior to the Closing Date.

(e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Agreement; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) Agent and Lenders shall have received a written opinion of Latham & Watkins LLP in form and substance satisfactory to Agent.

(g) Agent shall have received (i) copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and (ii) good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(h) Agent and Lenders shall have received (i) copies of policies or certificates of insurance for the business interruption insurance, credit insurance policies with respect to Receivables and any other insurance policies related to the Collateral carried by Borrower and each applicable Guarantor, all in compliance with the Loan Documents and (ii) evidence reasonably satisfactory to Agent that Agent has been named as loss payee with respect to credit insurance on each Receivable in respect of which the Account Debtor is organized or has its principal offices or assets outside the United States.

(i) Agent shall have completed and be satisfied with its business, financial and legal due diligence of Obligors, including but not limited to, (i) a field examination of the books, records and operations of Borrower and the other Obligors, provided that such field examination may be completed on a date subsequent to the Closing Date but in no case later than the date set forth in Part B of Schedule 10.1.12; (ii) management background review; (iii) receipt of audited financial statements of Borrower and Subsidiaries for the last three Fiscal Years with publically filed Forms 10-K of the Borrower satisfying this condition; (iv) review of material contracts of Borrower and the other Obligors; (v) receipt of a balance sheet of Borrower and Subsidiaries as of the most recent date for which Internal Financial Statements are available pro forma for the Debt under this Agreement; (vi) interim financial statements for Borrower and Subsidiaries for the most recent fiscal quarter ending more than 45 days prior to the Closing Date with Borrower’s public filings of Form 10-Q satisfying this condition; and (vii) monthly financial projections of Borrower and Subsidiaries for the next 12 calendar months and annual projections of Borrower and Subsidiaries for the next 3 Fiscal Years, including balance sheets, income statements and cash flow statements. No material adverse change in the financial condition of the Obligors, taken as a whole, or in the quality, quantity or value of any Collateral shall have occurred since March 31, 2019.

(j) Borrower shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(k) Agent and Lenders shall have received a Borrowing Base Report dated as of May 31, 2019. Upon giving effect to the initial funding of Loans, and the payment by Borrower of all fees and expenses incurred in connection herewith, as well as any payables stretched beyond their customary payment practices, Closing Liquidity shall be at least $100,000,000.

(l) Agent and Lenders shall have received the Intercreditor Agreement, duly executed by the parties thereto.

(m) Agent and Lenders shall have entered into a satisfactory agreement among lenders, acknowledged by Borrower, with respect to this Agreement and the Transactions in form and substance satisfactory to Agent (such agreement, the “Agreement Among Lenders”).

(n) Agent and Lenders, shall have each received at least five (5) Business Days prior to the Closing Date, all documentation and other information about the Obligors required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been requested by Agent and the Lenders at least five (5) Business Days prior to the Closing Date.

(o) Agent and Lenders shall have received a certificate of the Borrower Agent’s chief financial officer, in form, substance and detail satisfactory to Agent, demonstrating that the Consolidated EBITDA of Borrower and Subsidiaries (as adjusted in a manner satisfactory to Agent), for the twelve month period ended May 31, 2019 is equal to or greater than $25,000,000.

(p) No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that, in Agent’s judgment, (i) could reasonably be expected to have a Material Adverse Effect or (ii) could reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement and the other Loan Documents.

(q) Agent and Lenders shall (i) be satisfied with the ownership, organizational, legal, tax management, capitalization, and capital structure of Borrower and Subsidiaries after giving effect to the Transactions and (ii) shall have received evidence reasonably satisfactory to it that, before and after giving effect to the Transactions on the Closing Date, (x) the Obligors are adequately capitalized, (y) the fair saleable value of the Obligors’ assets will exceed their liabilities and (z) the Obligors will have sufficient working capital to pay their debts as they become due.

(r) Agent shall have received evidence reasonably satisfactory to it that each Obligor shall be in good standing with its vendors with satisfactory status of accounts payable relative to vendor terms/agreements and industry standards.

(s) The respective credit committees of each Lender shall have approved the provision of the credit facilities under this Agreement.

(t) Subject to Section 10.1.12, Agent shall have received evidence that Borrower has received all governmental and third party consents and approvals, if any, as may be appropriate in connection with the transactions contemplated by this Agreement and the other Loan Documents.

6.2 Conditions Precedent to Release of Loans from the Blocked Accounts. Agent shall not release, or cause any Tranche B Lender to release (provided that any Tranche B Lender may so release such cash in its sole discretion), any cash from a Blocked Account, if the following conditions are not satisfied on such date and upon giving effect to such release:

(a) No Default or Event of Default or Trigger Period exists;

(b) The representations and warranties of each Obligor in the Loan Documents are true and correct (except for representations and warranties that relate solely to an earlier date);

(c) All conditions precedent in any Loan Document are satisfied; and

(d) Immediately before and after giving effect to such release, Borrower shall satisfy the Liquidity Test.

Each request (or deemed request) by Borrower for any such release of cash shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of the release after giving effect thereto.

SECTION 7. [RESERVED].

SECTION 8. BORROWING BASE

8.1 Borrowing Base Reports. Borrower shall deliver to Agent a Borrowing Base Report (i) as of the close of business of the previous Calculation Date of the related Reporting Date, provided that Borrower shall not be in default under this clause (i) with respect to any Reporting Date if Borrower delivers such Borrowing Base Report within five (5) days following such Reporting Date, (ii) weekly during a Trigger Period by the third Business Day of each week, and (iii) at such other times as Agent may request (including, without limitation, following the occurrence and during the continuance of any Event of Default). Each Borrowing Base Report shall (a) separately report all (i) Receivables and (ii) general ledger cash balances in each Collateral Account and (b) be accompanied by (i) in the event the aggregate Value of the Receivables certified to on a Borrowing Base Report has increased or decreased by more than 5% from the amount indicated on the preceding Borrowing Base Report, be accompanied by schedules which provide detail supporting such Borrowing Base Report, including, without limitation, a Receivables aging and a detailed report of all Receivables that do not meet eligibility criteria acceptable to Agent and notified to Borrower, and (ii) in any event, such schedules and other information or reports as Agent may reasonably request to support such Borrowing Base Report. All information in a Borrowing Base Report shall be certified by Borrower. Upon request by any Lender, Agent shall promptly deliver Borrowing Base Reports (and all related schedules and all details supporting any Borrowing Base Reports received by Agent) to such Lender.

Agent may from time to time establish reserves (“Agent’s Reserves”) (x) to reflect Agent’s reasonable estimate of declines in value of Collateral, collections received in the Controlled Unrestricted Accounts or otherwise; (y) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (z) to the extent any information or calculation does not comply with this Agreement.

8.2 Receivables.

8.2.1 Records and Schedules of Receivables. Borrower shall keep accurate and complete records of the Receivables, including all payments and collections thereon, and shall submit to Agent sales, collection and reconciliation in form satisfactory to Agent, on such periodic basis as Agent may request. Borrower shall also provide to Agent, on or before each Reporting Date, a detailed aged trial balance of all Receivables as of the end of the preceding month, showing the amount, invoice date and due date, any discount, allowance, credit, authorized return or dispute. Borrower shall also provide such further information and material as reasonably requested by Agent including, without limitation, such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. Upon request by any Lender, Agent shall promptly deliver to such Lender all sales, collection and reconciliation reports, detailed aged trial balance of all Receivables and any other information regarding Receivables requested by Agent, including all copies of invoices and invoice registers, related documents, repayment histories, and status reports and any notices delivered to Agent pursuant to this Section 8.2.1.

8.2.2 Taxes. If a Receivable includes a charge for any Taxes, after the occurrence and during the continuance of an Event of Default or during and Cash Dominion Trigger Period, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that neither Agent nor any Lender shall be liable for any Taxes that may be due from Borrower or any Guarantor or with respect to any Collateral.

8.2.3 Receivable Verification. After the occurrence and during the continuance of an Event of Default or during any Cash Dominion Trigger Period, Agent shall have the right at any time with reasonable advance notice to the Borrower, in the name of Agent, any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Receivables of Borrower by mail, telephone or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Collateral Accounts. Obligors shall maintain Collateral Accounts pursuant to arrangements acceptable to Agent and, in the case of the Tranche B-2 Blocked Account, acceptable to the Tranche B-2 Lenders. Obligors shall obtain an agreement (in form and substance satisfactory to Agent) from each Collateral Account bank, establishing (i) Agent’s control over and Lien in the each Controlled Unrestricted Account in its capacity as Agent, which may be exercised by Agent during any Cash Dominion Trigger Period, requiring immediate transfer deposit of all remittances received in such Controlled Unrestricted Account to

Agent for immediate application to repayment of the Loans in accordance with the priorities set forth in the Agreement Among Lenders, and waiving offset rights of such servicer or bank, except for customary administrative charges and (ii) Agent’s control (and dominion) over all Blocked Accounts. If a Controlled Unrestricted Account is not maintained with Bank, Agent may, during any Cash Dominion Trigger Period, require immediate transfer of all funds in such account to Agent for immediate application to repayment of the Loans in accordance with the priorities set forth in the Agreement Among Lenders. Agent and Lenders assume no responsibility to Obligors for any Collateral Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral. Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Receivables or otherwise relating to Collateral are made directly to the Collection Account (or, after the occurrence and during the continuance of an Event of Default or during the Cash Dominion Trigger Period, at Agent’s discretion, a lockbox relating to the Collection Account). If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Collection Account.

8.3 Collateral Accounts. Each Obligor shall take all actions necessary to establish Agent’s first priority Lien on each Collateral Account. Obligors shall be the sole account holders of each Collateral Account and shall not allow any Person (other than Agent and the depository bank) to have control over their Collateral Accounts or any Property deposited therein.

8.4 General Provisions.

8.4.1 Insurance of Collateral.

(a) Each Obligor shall maintain credit insurance with respect to each Receivable in respect of which the Account Debtor is organized or has its principal offices or assets outside the United States (such policies, “Collateral Insurance”) in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent. All proceeds under each policy shall be payable to Agent to be deposited in the Blocked Accounts on a Pro Rata basis (determined in accordance with clause (a) of the definition of “Pro Rata”). From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of the insurance policies required pursuant to this Section 8.4.1. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property. If any Obligor fails to provide and pay for any Collateral Insurance on such Receivable, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default or Cash Dominion Trigger Period exists, Obligors may settle, adjust or compromise any insurance claim under any Collateral Insurance, as long as the proceeds are deposited into a Collateral Account. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of Collateral Insurance shall be paid to Agent for deposit into the Blocked Accounts on a Pro Rata basis (determined in accordance with clause (a) of the definition of “Pro Rata”).

8.4.2 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.4.3 Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.5 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section which power is coupled with an interest. After an Event of Default has occurred and is continuing (provided that any actions of Agent permitted pursuant to clauses (a) and (b) below initiated but not completed during the continuance of an Event of Default shall be authorized as if such Event of Default were continuing), Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Borrower:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Receivables, demand and enforce payment of Receivables by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Receivables; (ii) settle, adjust, modify, compromise, discharge or release any Receivables or other Collateral, or any legal proceedings brought to collect Receivables or other Collateral; (iii) sell or assign any Receivables or other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Receivables and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument with respect to an Obligor’s Receivables for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans as provided for herein, Borrower represents and warrants that:

9.1.1 Organization and Qualification. Each Obligor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or limited liability company power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its Property and to carry on its business as now conducted, and (b) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority. The Transactions are within Borrower’s and each other Obligor’s limited liability company, corporate or partnership powers and have been duly authorized by all necessary limited liability company or corporate and, if required, member, or shareholder action.

9.1.3 Enforceability. Each Loan Document to which any Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.1.4 Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.

9.1.5 Title to Properties.

(a) Location of Businesses. As of the Closing Date, Borrower’s and each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 9.1.5.

(b) Title to Properties. All of the material Properties of Borrower and its Restricted Subsidiaries which are reasonably necessary for the operation of their businesses (other than stacked vessels) are in good working condition, ordinary wear and tear excepted (other than stacked vessels), and are maintained in accordance with reasonable commercial business standards, except (i) as set forth in Schedule 9.1.5 or (ii) where the failure to be in such condition or maintain such Property could not reasonably be expected to have a Material Adverse Effect.

9.1.6 Receivables. Agent may rely, in determining (i) which Receivables are eligible for inclusion in the Borrowing Base or (ii) establishing Agent’s Reserves with respect to any Receivable, on all statements and representations made by Borrower with respect thereto. Borrower warrants, with respect to each Receivable at the time that it is included in a Borrowing Base Report, that:

(a) it is (i) genuine and in all respects what it purports to be and (ii) subject to a perfected first-priority Lien in favor of Agent;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the ordinary course of business consistent with Obligors’ past practices, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than (x) Agent’s Lien and (y) Liens permitted pursuant to Section 10.2.2 (including a second priority lien for the secured parties under the First Lien Term Loan Agreement and a third priority lien for the secured parties under the Second Lien Term Loan Agreement) which do not have priority over (and are not pari passu with) the Lien in favor of the Agent), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the ordinary course of business consistent with Obligors’ past practices and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Receivable to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Receivable, except discounts or allowances granted in the ordinary course of business and consistent with Obligors’ past practices for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder;

(g) the Account Debtor is not Borrower, any of its Restricted Subsidiaries or any Affiliate;

(h) with respect to any Foreign Receivable, such Foreign Receivable is supported by credit insurance naming Agent as loss payee; and

(i) to the best of Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Receivable; (ii) the Account Debtor had the capacity to contract when the Receivable arose, continues to meet Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7 Financial Statements; No Material Adverse Change; Solvency.

(a) Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and stockholders equity, of Borrower and its consolidated Subsidiaries that have been and are hereafter delivered to Agent and Lenders (including any such financial statements deemed delivered pursuant to Section 10.1.2(a)), are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrower and its consolidated Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. No financial statement delivered to Agent or any Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.

(b) No Material Adverse Change. Since December 31, 2018, there has been no change in the condition, financial or otherwise, of Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(c) Solvency. After giving effect to the Transactions contemplated hereby that had been effected through the date of determination, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

9.1.8 [Reserved].

9.1.9 Taxes. Each of Borrower and its Restricted Subsidiaries has timely filed (including any applicable extension properly exercised in accordance with Applicable Law) or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate accruals in accordance with GAAP (to the extent such accrual may be set up under GAAP) or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges and accruals on the books of Borrower and its Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of Borrower, adequate.

9.1.10 [Reserved].

9.1.11 [Reserved].

9.1.12 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, partners or shareholders of Borrower, any Guarantor or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Documents as required thereby or by this Agreement, (b) will not violate (i) any applicable law or regulation, (ii) the Organic Documents of Borrower, any Guarantor or any Restricted Subsidiary of Borrower or (iii) any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness binding upon Borrower or any Restricted Subsidiary of Borrower or their Properties, or give rise to a right thereunder to require any material payment to be made by Borrower or such Restricted Subsidiary of Borrower and (d) will not result in the creation or imposition of any Lien on any Property of Borrower or any Restricted Subsidiary of Borrower (other than the Liens created by the Loan Documents).

9.1.13 Compliance with Laws. Borrower and each of its Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

9.1.14 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, or as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a) Neither any Property of Borrower or any of its Restricted Subsidiaries nor any operations conducted by Borrower or any of its Restricted Subsidiaries violate or has violated any Environmental Laws;

(b) Neither any Property of Borrower or any of its Restricted Subsidiaries nor the operations conducted thereon or, to the knowledge of Borrower, any prior owner or operator of such Property or operation, are subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations or other liabilities under Environmental Laws;

(c) All notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of Borrower and each of its Restricted Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a Hazardous Material into the environment, have been duly obtained or filed, and Borrower and each of its Restricted Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) All Hazardous Material, if any, generated by Borrower or any of its Restricted Subsidiaries or by any other Person at any and all Property of Borrower or any of its Restricted Subsidiaries, has been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority pursuant to any Environmental Laws;

(e) Borrower has no knowledge that any Hazardous Materials are now located on or in any vessel owned by Borrower or any of its Restricted Subsidiaries, or that any other Person has ever caused or permitted any Hazardous Materials to be placed, held, located or disposed of on, any vessel owned by Borrower or any of its Restricted Subsidiaries or any part thereof, except for such Hazardous Materials that may have been placed, held, or located on any vessel owned by Borrower or any of its Restricted Subsidiaries in accordance with and otherwise not in violation of or in a manner reasonably likely to give rise to liability under Environmental Laws;

(f) To the extent applicable under OPA, all Property of Borrower and each of its Restricted Subsidiaries currently satisfies all requirements imposed by OPA and, except as set forth on Schedule 9.1.14, Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with OPA requirements during the term of this Agreement;

(g) To the knowledge of Borrower, there has been no exposure of any Person or Property to any Hazardous Materials in connection with any Property or operation of Borrower or any Subsidiary that could reasonably be expected to form the basis of a claim for damages or compensation.

9.1.15 [Reserved].

9.1.16 Litigation. Except as shown on Schedule 9.1.16, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Restricted Subsidiaries or any of their Properties: (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect, (ii) that involve any Loan Document or the Transactions or (iii) that otherwise constitutes a significant action, suit, investigation or proceeding so pending, or to the knowledge of Borrower, threatened.

9.1.17 No Defaults. Neither Borrower nor any of its Restricted Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, or would require Borrower or any of its Restricted Subsidiaries to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which Borrower or any such Restricted Subsidiary or any of their Properties is bound. No Default or Event of Default has occurred and is continuing.

9.1.18 ERISA. Except as disclosed on Schedule 9.1.18:

(a) Borrower, its Restricted Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under Section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has been or is expected by Borrower, any such Restricted Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur.

(e) Full payment when due has been made of all material amounts which Borrower, its Restricted Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have been paid as contributions to such Plan, and no waived funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), which could reasonably be expected to have a Material Adverse Effect, exists with respect to any Plan. The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by a material amount, and the sum of such excesses for all such Plans is not material. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(f) None of Borrower, its Restricted Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(g) None of Borrower, its Restricted Subsidiaries or any ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan that, when taken together with all other such contribution obligations and liabilities, has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

9.1.19 [Reserved].

9.1.20 [Reserved].

9.1.21 [Reserved].

9.1.22 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23 Use of Proceeds; Margin Stock. The proceeds of the Loans shall be used for working capital and general corporate purposes of Borrower and each of its Restricted Subsidiaries, including the repayment or refinancing of Debt, and capital expenditures (including vessel construction or conversions and acquisitions). Neither Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of the Loans will be used for any purpose which violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America.

9.1.24 Anti-Terrorism Laws and Sanctions.

(a) No Obligor nor any Subsidiary of any Obligor nor, to the knowledge of Borrower, any director, officer, agent or employee of any Obligor or any Subsidiary of any Obligor is in violation of any Anti-Terrorism Law or Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Sanctions;

(b) No Obligor nor any Subsidiary of any Obligor nor, to the knowledge of Borrower, any director, officer, agent or employee of any Obligor or any Subsidiary of any Obligor acting or benefiting in any capacity in connection with the Loans, the Transactions or the other transactions hereunder, is a Sanctioned Person;

(c) No Obligor nor any Subsidiary of any Obligor nor, to the knowledge of Borrower, any director, officer, agent or employee of any Obligor conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person;

(d) Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by Borrower and its Subsidiaries and their respective directors, officers, agents and employees with Sanctions and Anti-Terrorism Laws in all respects.

9.1.25 Anti-Corruption Laws. No Obligor nor any Subsidiary of any Obligor nor, to the knowledge of Borrower, any director, officer, agent or employee of any Obligor or any Subsidiary of any Obligor is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws of any jurisdiction, domestic or foreign, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. Each Obligor and its Subsidiaries has conducted their businesses in compliance with applicable anti-corruption laws and the FCPA in all material respects and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate the FCPA or any other applicable anti-corruption laws or applicable Sanctions.

9.1.26 Insurance. Borrower has, and has caused its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements, all material agreements and all other Loan Documents and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are reasonably consistent with other companies in the industry performing the same or a similar business for the assets and operations of Borrower and its Restricted Subsidiaries. Agent, as agent for the Lenders, has been named as loss payee with respect to credit insurance on each Receivable in respect of which the Account Debtor is organized or has its principal offices or assets outside the United States.

9.1.27 Accounts. Schedule 9.1.27 (i) lists all deposit or investment accounts of Borrower and its Restricted Subsidiaries, (ii) identifies each deposit or investment account into which Borrower or any Restricted Subsidiary receives payment under any Receivable and (iii) indicates whether each such account is subject to an Account Control Agreement.

9.2 Complete Disclosure. None of the written reports, financial statements, certificates or other written information (other than the Projections, as defined below, other forward looking information and information of a general economic or industry specific nature) furnished or otherwise made available by Borrower or any Restricted Subsidiary of Borrower to Agent or any of its Affiliates and/or any Lender (or any of its Affiliates) in connection with the negotiation or performance of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished or made available) when considered as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date such information is furnished or made available. All financial projections concerning Borrower and its Restricted Subsidiaries, that have been furnished or otherwise made available by or on behalf of Borrower to Agent or any of its Affiliates and/or any Lender (or any of its Affiliates) in connection with the negotiation or performance of this Agreement or any other Loan Document (the “Projections”) have been prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time made available to such Persons, it being understood that actual results may vary materially from the Projections. For the avoidance of doubt, it is understood that Agent shall not have any duty to examine or investigate any written reports, financial statements, certificates or other written information delivered by Borrower pursuant to Section 9.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. Each Obligor hereby covenants and agrees that from the Closing Date and thereafter, until the Commitments have terminated and Full Payment has occurred, that such Obligor shall:

10.1.1 Inspections; Appraisals.

(a) Permit, and cause each of its Restricted Subsidiaries to permit, Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Agent for all its charges, costs and expenses in connection with examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to two times per Loan Year and in an aggregate amount not to exceed $75,000 in any Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrower without regard to such limits. Borrower shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes, subject to the foregoing limitations.

10.1.2 Financial and Other Information. Keep, and Borrower shall cause each of its Restricted Subsidiaries to keep, adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent (and Agent shall promptly furnish to each Lender upon its request):

(a) Annual and Quarterly Reports; Monthly Financial Statements. whether or not the Borrower is required to do so by the rules and regulations of the SEC, so long as any Obligations remains outstanding, the Borrower will file with the SEC within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the following financial statements, reports, opinions and certificates shall be delivered directly to Agent) and, within 15 days of filing, or attempting to file, the same with the SEC, (i) all quarterly and annual financial and other information with respect to the Borrower and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Borrower were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports, (iii) in the case of annual financial information that would be required to be contained in a filing with the SEC on Form 10-K, accompanied by the audit opinions of Ernst & Young LLP or another independent certified public accountant acceptable to Agent and (iv) in the case of quarterly financial information that would be required to be contained in a filing with the SEC on Form 10-Q, certified by the chief financial officer of Borrower as presenting fairly in all material respects the financial condition, results of operations and changes in cash flows of Borrower in accordance with GAAP (subject only to normal fiscal period-end accounting adjustments and the absence of footnotes). The information required to be delivered pursuant to this Section 10.1.2(a) shall be deemed to have been delivered to the extent such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at www.sec.gov or on the Parent Borrower’s website at www.hornbeckoffshore.com, in each case within the time periods required hereby;

(b) Internal Financial Statements. for each calendar month, as soon as available and in any event by the date a Borrowing Base Report is delivered in following calendar month, the Internal Financial Statements for such month; it being understood that any information provided pursuant to this Section 10.1.2(b) constitutes material non-public information with respect to Borrower and its securities and shall be deemed “Information” for purposes of Section 14.12.

(c) Compliance Certificates. concurrently with delivery of financial statements under clause(a) or (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower certifying, among other things, as to (1) Borrower’s compliance with the Consolidated Fixed Charge Coverage Ratio to the extent required under Section 10.3, (2) Borrower’s calculation of Liquidity and (3) and stating that there is no Default, Event of Default, Cash Dominion Trigger Period or Trigger Period then in existence;

(d) Accountants’ Materials. concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrower by their accountants in connection with such financial statements;

(e) Unrestricted Subsidiaries. if Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, upon request of Agent, Borrower shall deliver, together with each delivery of financial statements under clause (a) above, the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements;

(f) Quarterly Projections. not later than 30 days following the end of each Fiscal Year, projections of Borrower’s consolidated balance sheets, results of operations and cash flow for the next Fiscal Year, on a quarterly basis;

(g) Trade Payables. at Agent’s request, a listing of Borrower’s and each Guarantor’s trade payables, specifying the creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(h) Other Information. such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or Borrower’s, any Subsidiary’s or any other Obligor’s financial condition or business.

10.1.3 Notices. Notify, and Borrower shall cause each of its Restricted Subsidiaries to notify, Agent (and Agent shall promptly send such written notice to each Lender that requests to receive the notices (or any subset thereof) referenced in this Section 10.1.3, promptly after such Obligor’s or such Restricted Subsidiary’s obtaining knowledge thereof, of any of the following that materially affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any termination of a Material Contract the termination of which would impact the Collateral; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $10,000,000; (f) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (g) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, in each case that could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; or (j) the discharge of or any withdrawal or resignation by Borrower’s independent accountants.

10.1.4 Maintenance of Properties. Except as set forth in Schedule 10.1.4, Borrower and the Guarantors shall maintain (other than stacked vessels) and preserve all of their respective Properties (and any Property leased by or consigned to any of them or held under title retention or conditional sales contracts) that are used or useful in the conduct of their respective business in the ordinary course in good working order and condition at all times, ordinary wear and tear excepted, and make all repairs, replacements, additions, betterments and improvements to their respective Properties to the extent necessary so that any failure will not reasonably be expected to have a Material Adverse Effect.

10.1.5 Compliance with Laws. Comply, and Borrower shall cause each of its Restricted Subsidiaries to comply, with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.

10.1.6 Taxes. Borrower and the Guarantors will pay and discharge promptly when due all Taxes imposed upon Borrower or any Guarantor or upon its income or upon any of its Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien (other than Permitted Liens) upon any or all of its Property; provided that Borrower and the Guarantors shall not be required to pay any such Tax if the amount, applicability or validity thereof shall concurrently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up accruals therefor adequate under GAAP.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain, and Borrower shall cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurance companies not Affiliates of the Borrower insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or a similar business of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, and as required to be maintained under the terms of any Existing Credit Documents.

10.1.8 Existence. Except as permitted by Section 10.2.4 and except to the extent any change therein is not otherwise prohibited hereunder, Borrower and each Guarantor will maintain its limited liability company or corporate existence and rights.

10.1.9 ERISA Information and Compliance. Borrower will furnish to the Agent (i) as soon as is administratively practicable following a request from Agent copies of each annual or other report filed with the United States Secretary of Labor or the PBGC, copies of each annual and other report with respect to any Plan sponsored or maintained by Borrower, any of its Restricted Subsidiaries, or any ERISA Affiliate and (ii) as soon as is administratively practicable upon becoming aware of the occurrence of any (A) ERISA Event or (B) “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan sponsored or maintained by Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect, a written notice signed by a Senior Officer of Borrower specifying the nature thereof, what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. Borrower will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Plans of Borrower or any of its Restricted Subsidiaries.

10.1.10 Future Unrestricted Subsidiaries.

(a) The Board of Directors of Borrower may designate any Subsidiary (other than any Guarantor (other than Hornbeck Offshore Navegacao, Ltda.)) to be an Unrestricted Subsidiary; provided that at the time of such designation, Borrower shall satisfy the Liquidity Test. No Subsidiary may be designated as an Unrestricted Subsidiary unless (i) both at the time of such designation and immediately after giving effect thereto, no Default, Event of Default, Cash Dominion Trigger Period or Trigger Period shall have occurred and be continuing. Schedule 9.1.4 identifies all Unrestricted Subsidiaries (i) as of the Closing Date and (ii) as of each subsequent date the representations and warranties of Borrower are made or repeated.

(b) Any designation of an Unrestricted Subsidiary shall be evidenced to the Agent by delivery to the Agent of a resolution of the Board of Directors giving effect to such action and evidencing the valuation of any Investment relating thereto (as determined in good faith by the Board of Directors) and an officer’s certificate certifying that such action complied with this Section 10.1.10.

10.1.11 Use of Proceeds.

(a) Borrower shall use the proceeds of the Loans only for the purposes specified in Section 9.1.23. In addition, Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any anti-corruption laws specified in Section 9.1.25, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b) Borrower shall maintain in effect the policies and procedures with respect to Sanctions and Anti-Terrorism Laws specified in Section 9.1.24 and the anti-corruption laws specified in Section 9.1.25.

10.1.12 Post-Closing Undertakings. Within the time periods specified on Schedule 10.1.12 (or such later date to which the Lenders consent), comply, and cause each of its Restricted Subsidiaries, to the extent applicable, to comply, with the provisions set forth in Schedule 10.1.12.

10.2 Negative Covenants. Each Obligor hereby covenants and agrees that from the Closing Date and thereafter, until the Commitments have terminated and Full Payment has occurred:

10.2.1 Incurrence of Debt and Issuance of Disqualified Stock.

(a) Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” or an “incurrence”) any Debt and Borrower shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any Disqualified Stock; provided, however, that Borrower and its Restricted Subsidiaries may incur Debt, and Borrower may issue Disqualified Stock, in each case if the Consolidated Fixed Charge Coverage Ratio for the Test Period preceding the date on which such additional Debt is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0 (the “Minimum Fixed Charge Coverage Ratio Test”) at the time such additional Debt is incurred or such Disqualified Stock is issued, in each case as determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt or Disqualified Stock had been issued or incurred, as the case may be, at the beginning of such Test Period;

(b) The foregoing provisions shall not apply to the incurrence by Borrower or any of its Restricted Subsidiaries of any of the following;

(i) Junior Lien Debt or unsecured Debt of Borrower or any Guarantor (provided that such unsecured Debt satisfies the conditions set forth in clause (a) of the definition of “Junior Lien Debt”) under Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed, together with any outstanding Permitted Refinancing Indebtedness in respect thereof the greater of (1) $600,000,000 and (2) 25% of Borrower’s Consolidated Net Tangible Assets determined as of the end of Borrower’s most recently completed fiscal quarter for which internal financial statements are available;

(ii) existing Debt;

(iii) Hedging Obligations;

(iv) Debt under this Agreement and the other Loan Documents;

(v) intercompany Debt between or among Borrower and any of its Restricted Subsidiaries; provided that (1) if Borrower is the obligor on such Debt and the obligee is not a Guarantor, such Debt must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans; (2) if a Guarantor is the obligor on such Debt and the obligee is neither Borrower nor a Guarantor, such Debt must be expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Guarantee; and (3)(i) any subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than Borrower or a Restricted Subsidiary of Borrower, or (ii) any sale or other transfer of any such Debt to a Person that is neither Borrower nor a Restricted Subsidiary of Borrower, shall be deemed, in each case, to constitute an incurrence of such Debt by Borrower or such Restricted Subsidiary, as the case may be, as of the date of such issuance, sale or other transfer that is not permitted by this clause (v);

(vi) Debt in respect of bid, performance or surety bonds issued for the account of Borrower or any Restricted Subsidiary thereof with respect to letters of credit or bank guarantees supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed) or other forms of security or credit enhancement supporting performance obligations, including guarantees or obligations of Borrower or any Restricted Subsidiary thereof, under trade or custom obligations, third party maritime claims, contractual commitments, service contracts, or credit cards or purchase cards utilized for purchases and, for the avoidance of doubt, the obligations set forth on Schedule 10.2.1(b)(vi);

(vii) the guarantee (A) by Borrower of Debt of any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 10.2.1 or (B) by any Restricted Subsidiary of Borrower of Debt of Borrower or another Restricted Subsidiary of Borrower that was permitted to be incurred by another provision of this Section 10.2.1; provided, that this clause (vii) shall not permit the guarantee by any Restricted Subsidiary of Borrower that is not an Obligor of any Debt incurred under Section 10.2.1(b)(i) (or any Permitted Refinancing Indebtedness in respect thereof) or Section 10.2.1(b)(x);

(viii) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Debt incurred pursuant to Sections 10.2.1(a), 10.2.1(b)(i) or 10.2.1(b)(ii), this clause (viii) or Section 10.2.1(b)(xi);

(ix) Permitted Acquisition Indebtedness and any Permitted Refinancing Indebtedness in respect thereof (including any subsequent Permitted Refinancing Indebtedness in respect of any Debt previously incurred under this Section 10.2.1(b)(ix));

(x) [Reserved]; and

(xi) other Debt and/or Disqualified Stock in an aggregate principal amount and/or liquidation preference, as applicable, that, when taken together with the aggregate principal amount and/or liquidation preference, as applicable, of all other Debt and/or Disqualified Stock incurred pursuant to this clause (xi) and then outstanding will not exceed, together with any outstanding Permitted Refinancing Indebtedness in respect thereof the greater of (1) $100,000,000 and (2) 2.5% of Borrower’s Consolidated Net Tangible Assets determined as of the end of Borrower’s most recently completed fiscal quarter for which internal financial statements are available; provided that (i) any such Debt or Disqualified Stock shall not be secured by any assets that are Collateral and (ii) any such Debt or Disqualified Stock of an Obligor referred to in this clause (xi) does not mature and does not have any mandatory or scheduled principal payments or sinking fund obligations prior to 91 days after the Tranche B Maturity Date (except as a result of a customary change of control or asset sale repurchase offer provisions, subject to the prior making of any required payments on the Debt hereunder).

(c) Borrower shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Debt which by its terms (or by the terms of any agreement governing such Debt) is subordinated to any other Debt of Borrower or of such Guarantor, as the case may be, unless such Debt is also by its terms (or by the terms of any agreement governing such Debt) made expressly subordinate to the Loans or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Debt is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Debt of Borrower or of such Guarantor, as the case may be; provided, however, that no Debt shall be deemed to be contractually subordinated in right of payment to any other Debt solely by virtue of being unsecured.

(d) For purposes of determining compliance with this Section 10.2.1, in the event that an item of proposed Debt meets the criteria of more than one of the categories of Debt described in Section 10.2.1(b)(i) through (xi), or is entitled to be incurred pursuant to Section 10.2.1(a), Borrower shall be permitted to divide or classify such item of Debt on the date of its incurrence, or later divide or reclassify all or a portion of such item of Debt, in any manner that complies with this Section 10.2.1, and such item of Debt will be treated as having been incurred pursuant to one or more of such categories; provided that all Debt under this Agreement and the other Loan Documents shall at all times be deemed outstanding under Section 10.2.1(b)(iv), all Junior Lien Debt under Credit Facilities shall at all times be deemed outstanding under Section 10.2.1(b)(i). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt or Disqualified Stock will not be deemed to be an incurrence of Debt or Disqualified Stock for purposes of this covenant.

10.2.2 Permitted Liens. Obligors shall not, directly or indirectly, create or suffer to exist any Lien upon any Collateral, except Permitted Liens.

10.2.3 Restricted Payments.

(a) Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Borrower’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Borrower); (ii) Redeem (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of Borrower or any direct or indirect parent of Borrower (other than any such Equity Interests owned by Borrower or any Restricted Subsidiary of the Borrower); (iii) Redeem (x) the 2019 Convertible Senior Notes, the 2020 Senior Notes, the 2021 Senior Notes or any Debt incurred under a Replacement Indenture in respect thereof, (y) Junior Lien Debt, or (z) any Debt that is subordinated in right of payment to the Obligations or the Guarantees, as the case may be, except a payment of interest (including any AHYDO catch up payments) or a payment of principal at its stated maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”) unless at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(B) Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the Test Period immediately preceding such Restricted Payment, (x) have been permitted to incur at least $1.00 of additional Debt pursuant to the Minimum Fixed Charge Coverage Ratio Test and (y) satisfied the Liquidity Test.

(b) The foregoing provisions will not prohibit any of the following:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(ii) the Redemption of any Debt of Borrower or any Guarantor (including the 2019 Convertible Senior Notes, the 2020 Senior Notes, the 2021 Senior Notes or any Debt incurred under a Replacement Indenture in respect thereof) or any Equity Interests of Borrower or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Borrower) of, other Equity Interests of Borrower (other than any Disqualified Stock);

(iii) the Redemption of Debt of Borrower or any Guarantor (including the 2019 Convertible Senior Notes, the 2020 Senior Notes, the 2021 Senior Notes or any Debt incurred under a Replacement Indenture in respect thereof) with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(iv) the payment of any Distribution (other than with Collateral or the proceeds thereof) by a Restricted Subsidiary of Borrower to Borrower or any of its other Restricted Subsidiaries, and if such Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, to minority holders of the Equity Interests of such Restricted Subsidiary so long as Borrower or another Restricted Subsidiary receives at least its pro rata share of such Distribution;

(v) so long as no Default or Event of Default has occurred and is continuing, the Redemption of any Equity Interests (other than with Collateral or the proceeds thereof) of Borrower held by any employee, director or consultant of Borrower or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement, provided that the aggregate price paid for all such Redeemed Equity Interests shall not exceed $500,000 in any calendar year (with unused amounts in any fiscal year being carried over to succeeding fiscal years);

(vi) the acquisition of Equity Interests by Borrower in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(vii) in connection with an acquisition by Borrower or by any of its Restricted Subsidiaries, the return to Borrower or any of its Restricted Subsidiaries of Equity Interests of Borrower or any of its Restricted Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims;

(viii) the purchase by Borrower of fractional shares of Equity Interests of Borrower arising out of stock dividends, splits or combinations or business combinations;

(ix) so long as Borrower shall satisfy the Liquidity Test, the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) payments received by Borrower or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(x) (a) any cash payments in connection with a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of Borrower’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof;

(xi) so long as Borrower shall satisfy the Liquidity Test, the Redemption of Debt (other than with Collateral or the proceeds thereof) of Borrower or any Guarantor (including the 2019 Convertible Senior Notes, the 2020 Senior Notes, the 2021 Senior Notes or any Debt incurred under a Replacement Indenture in respect thereof);

(xii) so long as Borrower shall satisfy the Liquidity Test, the payment of any cash dividend or distribution by Borrower with respect to any preferred Equity Interest that does not constitute Disqualified Stock or any Disqualified Stock that is permitted to be incurred under Section 10.2.1; so long as (A) such cash dividend or distribution does not exceed a percentage reasonably acceptable to Agent, (B) the proceeds of the issuance of such preferred Equity Interests or permitted Disqualified Stock were or are being used to finance a Permitted

Acquisition of, or Permitted Investment in, a Permitted Business or an acquisition of one or more vessels, and (C) in each case on the date of such Permitted Acquisition, Permitted Investment or the date such vessel(s) or person was acquired or merged, consolidated or amalgamated with or into Borrower or a Restricted Subsidiary of Borrower, as applicable, after giving pro forma effect thereto as if such transaction had been made at the beginning of the Test Period, the Consolidated Fixed Charge Coverage Ratio for Borrower and its Restricted Subsidiaries immediately after the date of such Permitted Acquisition, Permitted Investment or acquisition of one or more vessels, as applicable, would be no worse than the Consolidated Fixed Charge Coverage Ratio for Borrower and its Restricted Subsidiaries immediately prior to such issuance;

(xiii) Restricted Payments (other than with Collateral or the proceeds thereof), including repurchases of Equity Interests in Borrower, in an aggregate amount not to exceed the amount available at such time for Permitted Investments made in reliance on clause (h) of the definition thereof so long as Borrower shall satisfy the Liquidity Test;

(xiv) redemption of any rights under Borrower’s Rights Agreement dated July 1, 2013; and

(xv) redemption of any Equity Interests of Borrower from Aliens (as defined in the Certificate of Incorporation) who acquired the same to the extent contemplated under Article 12, Section 4 of the Certificate of Incorporation.

10.2.4 Merger or Consolidation.

(a) Borrower shall not consolidate or merge with or into (whether or not Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) Borrower is the survivor or the Person formed by or surviving any such consolidation or merger (if other than Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the “Successor Company”) is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Successor Company (if other than Borrower) assumes all the obligations of Borrower under this Agreement pursuant to a customary assumption agreement, (iii) immediately after such transaction no Default or Event of Default or Cash Dominion Trigger Period exists, (iv) except in the case of a merger of Borrower with or into a Wholly-Owned Restricted Subsidiary of Borrower that is an Obligor, immediately after giving pro forma effect to the transaction as if the same had occurred at the beginning of the applicable Test Period, either (1) the Successor Company may incur at least $1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage Ratio, or (2) the Consolidated Fixed Charge Coverage Ratio of the Successor Company is no less than the Consolidated Fixed Charge Coverage Ratio of Borrower immediately before such transaction, and (v) if Borrower is not the Successor Company in such transaction, each Guarantor (unless it is the Successor Company, in which case clause (ii) above will apply) confirms in a customary writing that its Guarantee and the Liens granted by it pursuant to the Security Documents will apply to the Successor Company’s obligations in respect of this Agreement and that its Guarantee and such Liens will continue to be in effect.

(b) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Borrower in accordance with clause (a) above, the Successor Company formed by such consolidation or into or with which such Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower” shall refer instead to the Successor Company and not to Borrower), and may exercise every right and power of Borrower under this Agreement with the same effect as if such successor corporation had been named as Borrower herein; provided, however, that the predecessor Borrower shall not be relieved from its obligations under this Agreement in the case of any such lease. For the purposes of this Section 10.2.4, a time charter, bareboat charter or vessel management or similar agreement involving providing vessels and related services to customers in the ordinary course of business shall not be deemed a lease.

10.2.5 Disposition of Assets. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (the calculation of which shall be set forth in an officer’s certificate delivered to the Agent) of the Property subject to such Asset Sale; (ii) (A) at least 75% of the aggregate consideration received by Borrower and its Restricted Subsidiaries from such Asset Sale and all other Asset Sales since the Closing Date on a cumulative basis is in the form of cash or Cash Equivalents and (iii) (A) no Event of Default shall have occurred and be continuing, (B) no Cash Dominion Trigger Period then exists and (C) to the extent that the Tranche A Usage would exceed the Tranche A-1 Receivables Formula Amount, as adjusted for such Asset Sale, the Borrower shall have either (x) repaid Tranche A Loans or (y) provided Agent with a Notice of Rebalancing requesting the release of amounts from the Blocked Accounts into the Tranche A Unrestricted Account (provided that such release shall not result in the amount on deposit in the (1) Tranche B-1 Blocked Account to be less than the Tranche B-1 Restricted Cash Formula Amount or (2) Tranche B-2 Blocked Account to be less than the Tranche B-2 Restricted Cash Formula Amount, in each case at such time after giving effect to such Asset Sale), in the case of either (x) or (y), in the amount of such excess.

10.2.6 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.7 Burdensome Restrictions. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Borrower to do any of the following: (a)(i) pay dividends or make any other distributions to Borrower or any of its Restricted Subsidiaries on its Equity Interests or (ii) pay any Debt owed to Borrower or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to pay dividends or make any other distributions on Equity Interests); (b) make loans or advances to Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(1) existing Obligations;

(2) this Agreement and the Guaranty and Security Agreement;

(3) applicable law;

(4) any instrument governing (x) Debt or Equity Interests of a Person acquired by Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the assets of any Person, other than the Person, or the assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of this Agreement to be incurred and (y) Permitted Acquisition Indebtedness to the extent applicable only to the acquired assets or to assets subject to such Debt;

(5) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) by reason of customary provisions restricting the transfer of copyrighted or patented materials consistent with industry practice;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired;

(8) customary provisions in any agreement (x) creating any Hedging Obligations permitted under this Agreement or (y) governing any Junior Lien Debt or the First Lien Term Loan Agreement;

(9) Permitted Refinancing Indebtedness with respect to any Debt referred to in clauses (1), (2), (4) and (8)(y) above, provided that the restrictions referred to in this Section 10.2.7 that are contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Debt being refinanced;

(10) provisions with respect to the disposition or distribution of assets in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements; or

(11) those contracts, agreements or understandings that will govern Permitted Investments;

(12) the First Lien Term Loan Agreement and related “Loan Documents” (as defined therein) thereunder; or

(13) the Second Lien Term Loan Agreement and related “Loan Documents” (as defined therein) thereunder.

10.2.8 Conduct of Business. Engage in any business, other than a Permitted Business.

10.2.9 Affiliate Transactions. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its Property to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is on terms that are no less favorable to Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Borrower or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to Borrower or such Restricted Subsidiary and (b) Borrower delivers to the Agent (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, a resolution of the Board of Directors of Borrower set forth in a certificate of a Senior Officer certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, an opinion as to the fairness to Borrower or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to Borrower, provided that such opinion will not be required with respect to any Affiliate Transaction or series of related Affiliate Transactions involving either (i) shipyard contracts that are awarded following a competitive bidding process and approved by a majority of the disinterested members of the Board of Directors or (ii) an Affiliate in which an unrelated third person owns Voting Stock in excess of that owned by Borrower or any of its Restricted Subsidiaries; provided, however, that the following shall be deemed not to be Affiliate Transactions:

(A) any employment agreement or other employee compensation plan or arrangement entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business of Borrower or such Restricted Subsidiary;

(B) transactions between or among the Obligors;

(C) Permitted Investments and Restricted Payments that are permitted by the provisions of Section 10.2.2 of this Agreement;

(D) loans or advances to officers, directors and employees of Borrower or any of its Restricted Subsidiaries made in the ordinary course of business and consistent with past practices of Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $500,000 outstanding at any one time;

(E) indemnities of officers, directors and employees of Borrower or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions;

(F) maintenance in the ordinary course of business of customary benefit programs or arrangements for officers, directors and employees of Borrower or any of its Restricted Subsidiaries, including without limitation vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans and similar plans;

(G) registration rights or similar agreements with officers, directors or significant shareholders of Borrower or any of its Restricted Subsidiaries;

(H) issuance of Equity Interests (other than Disqualified Stock) by Borrower;

(I) the payment of reasonable and customary regular fees to directors of Borrower or any of its Restricted Subsidiaries who are not employees of the Borrower or any Affiliate;

(J) transaction with a Person that is an Affiliate of Borrower or any of its Restricted Subsidiaries solely because Borrower or any of its Restricted Subsidiaries owns an Equity Interest in such Person;

(K) time charter, bareboat charter or management agreements related to vessels between Borrower or any of its Restricted Subsidiaries and a Joint Venture or Unrestricted Subsidiary or a Restricted Subsidiary that is not an Obligor, in each case made on terms generally consistent with terms available in an arms-length transaction with an unrelated third party; and

(L) (i) any other transaction with an Affiliate reported in any Form 10-K, Form 10-Q or proxy statement filed by Borrower with the SEC since December 31, 2011 that was approved by the Board of Directors of Borrower and (ii) any other transaction with an Affiliate reported in any Form 10-K, Form 10-Q or proxy statement filed by Borrower with the SEC following the Closing Date that (x) is approved by the Board of Directors and (y) is substantially similar to any transaction described in clause (i) above.

10.2.10 Transfer of Collateral. Notwithstanding anything to the contrary in the foregoing Sections 10.1 and 10.2, no Obligor shall undertake any transaction that, directly or indirectly, results in the transfer or disposition of any Collateral to any Person that is not an Obligor (a “Collateral Transfer”), including, without limitation, pursuant to any Asset Sale, Investment, Permitted Investment, Permitted Lien, incurrence of Permitted Refinancing Indebtedness, Restricted Investment, Restricted Payment, designation of any Unrestricted Subsidiary, or otherwise, until Borrower shall have provided evidence satisfactory to Agent in its sole discretion that either (i) such Collateral Transfer shall not result in (x) Tranche A Usage exceeding the Aggregate Receivables Formula Amount or (y) Tranche A Usage and Tranche B Usage exceeding the Borrowing Base, or (ii) prior to giving effect to such Collateral Transfer, Borrower shall have deposited, or shall have caused to be deposited, such amounts as directed by Agent in (x) the Tranche B-1 Restricted Blocked Account and the Tranche B-2 Blocked Account sufficient to ensure that the Tranche B-1 Restricted Cash Formula Amount.

10.3 Financial Covenants. From the Closing Date and thereafter, until the Commitments have terminated and Full Payment has occurred, Borrower shall:

10.3.1 Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio for each 12 month period of at least 1.0 to 1.0 while a Trigger Period is in effect, measured for the most recent period for which Internal Financial Statements were delivered hereunder prior to the Trigger Period and each period ending thereafter until the Trigger Period is no longer in effect.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Obligor fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) any representation or warranty made (or repeated pursuant to Section 6.2) by or on behalf of Borrower or any Guarantor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material adverse respect when made or deemed made pursuant to Section 6.2;

(c) any Obligor breaches or fails to perform any covenant contained in Section 10.1.3, Section 10.1.8 (with respect to the existence of Borrower), Section 10.1.11 or Section 10.2;

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses 11.1(a) through Section 11.1(c)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) written notice thereof from the Agent to the Borrower (which notice will be given at the request of the Lenders) or (ii) the chief executive officer or the chief financial officer (or a person holding a similar title) of Borrower or any Guarantor otherwise becoming aware of such default;

(e) Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or administrative agent on its or their behalf to cause such Material Indebtedness to become due, or to require the redemption thereof or any offer to redeem to be made in respect thereof, prior to its scheduled maturity or require Borrower or any Guarantor being required to make an offer in respect thereof;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Borrower or any Guarantor shall:

(i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11.1(g),

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor or for a substantial part of its assets,

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v) make a general assignment for the benefit of creditors or

(vi) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an Insolvency Proceeding) shall be rendered against Borrower or any Guarantor or any combination thereof and the same shall remain undischarged (or Borrower and the Guarantor shall not have provided for its discharge) for a period of sixty (60) consecutive days during which execution shall not be effectively stayed and, if stayed pending appeal, for such longer period during such appeal while providing such accruals as may be required by GAAP;

(j) any material provision of the Loan Documents, after delivery thereof, shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against Borrower or any Guarantor or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material part of the collateral purported to be covered thereby,

(except to the extent permitted by the terms of this Agreement) and such invalidity, lack of binding effect or priority is not cured within thirty (30) days after the earliest to occur of (x) notice from Agent concerning its belief that a material provision is not valid and binding or asserting the lack of priority of a Lien, or (y) the chief executive officer or chief financial officer of Borrower otherwise becomes aware that any material provision is not valid and binding or that a Lien lacks the intended priority;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in the case of any of the foregoing that has resulted in, or could reasonably be expected to result in, liability of Borrower and any Guarantor in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m) A Change in Control occurs.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(g) or Section 11.1(h) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable, and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon direction of the Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c) require Obligors to Cash Collateralize their Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Lenders) advance the required Cash Collateral as Loans (whether or not at such time Combined Usage exceeds the Borrowing Base or will exceed the Borrowing Base with the making of such Loans, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrower’s expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); (iv) sell, assign, lease, license (on an exclusive or nonexclusive basis) as Agent in its discretion deems advisable or otherwise dispose of any Collateral in its then condition at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, as Agent in its discretion deems advisable and (v) bring suit or otherwise commence any action or proceeding to enforce any Receivable or contractual right, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Obligor, and each Obligor hereby waives (to the extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Obligor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Obligor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Each Obligor agrees that it would not be commercially unreasonable for Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Obligor hereby waives any claims against Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, Obligors shall be liable for the deficiency and the fees of any attorneys employed by Agent to collect such deficiency. Each Obligor further agrees that a breach of any of the covenants contained in this Section 11.2 will cause irreparable injury to Agent, that Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 11.2 shall be specifically enforceable against such Obligor, and such Obligor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants, except for a defense that no Default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 11.2 shall in any way alter the rights of Agent hereunder. Agent may sell the Collateral without giving any warranties as to the Collateral. If Agent sells any of the Collateral upon credit, Obligor will be credited only with payments actually made by purchaser and received by Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Obligor shall be credited with proceeds of the sale.

11.3 License. After an Event of Default has occurred and is continuing, Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, or otherwise exercising any rights or remedies with respect to, any Collateral.

11.4 Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Secured Party irrevocably appoints and designates CNC as Agent under all Loan Documents. Agent may, and each Secured Party irrevocably authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders under the Loans with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including the Intercreditor Agreement and any other intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) following the occurrence and during the continuance of an Event of Default, take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2 Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals that it selects in the absence of the Agent’s gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).

12.1.4 Instructions of Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Lenders delivered in accordance with this Agreement. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.1.5 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Obligors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Secured Parties and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Secured Parties and the Agent and their respective agents and counsel and all other amounts due Secured Parties and the Agent under Sections 3.2, 3.4 and 10.1.1(b)).

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Secured Parties, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 3.2, 3.4 and 10.1.1(b).

12.2 Agreements Regarding Collateral; Borrower Materials; Credit Bidding.

12.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition that is permitted hereunder (other than to another Obligor); (c) that does not constitute a material part of the Collateral; or (d) with the consent of Lenders, and to execute in connection with such events such payoff letters and related documentation in form and substance satisfactory to Agent in its sole discretion, as shall in Agent’s sole discretion be deemed advisable. Secured Parties authorize Agent to subordinate its Liens to any Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly provide to Lenders (upon request), when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders (upon their request to Agent) by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrower’s books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys, accountants and other professionals), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.2.4 Credit Bidding. Secured Parties hereby irrevocably authorize Agent (absent, with respect to any particular transaction, Agent receiving contrary written bidding instructions from the Lenders before such transaction), to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which an Obligor is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interest or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid Agent shall be authorized (i) to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interest thereof, shall be governed, directly or indirectly, by the vote of Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by Lenders contained in the Agreement Among Lenders), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interest and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.3 Reliance By Agent.

(a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by Agent. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document and shall not be liable for any delay in acting. Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Secured Parties. Notwithstanding the foregoing, Agent shall not be required to take, or to omit to take, any action that is, in the opinion of Agent or its counsel, contrary to any Loan Document or Applicable Law.

(b) For purposes of determining compliance with the conditions specified in Article 6, each Lender that has signed this Agreement (or an addendum or joinder to this Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower or from Lenders, specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and from Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Collateral Account without Agent’s prior consent.

12.6 Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS EACH AGENT INDEMNITEE, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share, provided that such Secured Party received payments or transfers from Agent or Obligors in connection with such alleged preference or fraudulent transfer. No Lender shall be liable for the payment to any Indemnitee of any portion of such claims to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s own gross negligence or willful misconduct; provided, however, that no action taken in furtherance of the directions of Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.6. Without limitation of the foregoing, each Lender shall reimburse each Indemnitee upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by any Indemnitee in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein. The obligations of Lenders hereunder shall not diminish the obligations of Obligors to indemnify and reimburse the Indemnitees for such amounts. Agent may in its discretion first seek payment from Lenders hereunder before seeking payment from the Obligors for such amounts or may seek payments first from Obligors. In any event, any amounts received from Obligors as reimbursement for amounts already reimbursed by Lenders shall be paid to Lenders in accordance with the terms hereof. The undertaking in this Section 12.6 shall survive the termination of this Agreement and the resignation of Agent.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent assumes no responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent makes no express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations,

Collateral, Liens, Loan Documents or Obligor. Without limitation of the foregoing, no Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, ownership, state or condition, insurance regarding, location or existence of any Collateral, or the validity, creation, extent, perfection, continuation, or priority of any Lien therein; any assignment or participation of the Obligations, or disclosure of any information to any Secured Party or such Secured Party’s representatives or Affiliates; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction or waiver of any conditions precedent contained in any Loan Documents. In addition and not in limitation of the foregoing, it is understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral in its capacity as one of the Secured Parties, and that Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, including, without limitation, the preparation, form or filing of any Uniform Commercial Code financing statement, amendment or continuation or of any other type of document related to the creation, perfection, continuation or priority of any Lien as to property of Obligors.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Agent may resign at any time by giving at least 10 days written notice thereof to Lenders and Borrower. If Agent is a Defaulting Lender under clause (d) of the definition thereof, Lenders may, if permitted by Applicable Law, remove Agent by written notice to Borrower and each other Agent. Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Lenders and (provided no Default or Event of Default exists) Borrower. If no successor is appointed by the effective date of Agent’s resignation or removal, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Lenders shall automatically assume all rights and duties of the retiring Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring or removed Agent shall be discharged from its duties hereunder on the effective date of its resignation or removal, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to CNC by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2 Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly required to be furnished to the Lenders by Agent by this Agreement, no Agent Indemnitee shall have any duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent Indemnitee by any Obligor or any credit or other information concerning the affairs, financial condition, credit worthiness, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of any Agent Indemnitee or its Affiliates.

12.10 Remittance of Payments and Collections.

12.10.1 Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate. In no event shall Borrower be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3 Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11 Individual Capacities. As a Lender, CNC shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” or any similar term shall include CNC in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12 Titles. Each Lender, other than CNC, that is designated in connection with this Agreement as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all claims that may be incurred by or asserted against Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14 [Reserved].

12.15 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.16 Intercreditor Agreement. Each Lender hereby authorizes and directs Agent to enter into the First Lien Intercreditor Agreement, agrees to be bound by the terms thereof and consents to any and all actions taken by Agent in accordance with the terms thereof.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if it had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. Each Participant shall be entitled to the benefits of Section 3.7 and Section 5.9 (subject to the requirements and limitations therein, including the requirement that such Participant delivers the forms required under Section 5.10 (it being understood that the such documentation shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided, however, that such Participant shall not be entitled to receive any greater payment under Section 3.7 and Section 5.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the date set forth in clause (a) of the definition of Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, any Guarantor or substantially all Collateral.

13.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrower (solely for tax purposes), maintain a register (“Participant Register”) in which it enters the Participant’s name, address and interest in Commitments and Loans (and stated interest). Entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the Participant Register as the owner of the participation for all purposes, notwithstanding any notice or knowledge to the contrary. No Lender shall have an obligation to disclose any information in such Participant Register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code. For avoidance of doubt, Agent (in its capacity as Agent) shall not have any responsibility for maintaining a Participant Register.

13.2.4 Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.2.5 Assignees. Each assignee under Section 13.3.1 shall be entitled to the benefits of Section 3.7 and Section 5.9 (subject to the requirements and limitations of such Sections).

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents (including, for the avoidance of doubt, such Lender’s Commitment) and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2 Effect; Effective Date. Upon delivery to Agent of the applicable Assignment in accordance with Section 13.3.1 and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents or whether any assignment has been properly effectuated pursuant to this Agreement. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4 Register. Agent, acting as a non-fiduciary agent of Borrower (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans and interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrower, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice or knowledge to the contrary; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s commitments or Borrower’s or other Obligor’s Obligations in respect of any Loan. The register shall be available for inspection by Borrower, Agent or any Lender, from time to time upon reasonable notice. The Obligors hereby agree that Agent and the other Agent Indemnitees constitute Indemnitees pursuant to Section 14.2 in connection with this register and all of their respective actions and activities and failures to act in connection therewith.

13.3.5 Assignees. Each assignee under Section 13.3.1. shall be entitled to the benefits of Section 3.7 and Section 5.9 (subject to the requirements and limitations of such Sections).

13.4 Replacement of Certain Lenders. If a Lender (a) (i) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and the applicable majority of Lenders consented or (ii) withheld any such consent in bad faith, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then:

(i) Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment; or

(ii) in the case of any Lender described in clause (a)(ii), Borrower may elect to terminate such Lender’s Commitment and reduce the Commitments in accordance with Section 2.2; provided that Borrower shall not be required to pay any Prepayment Fee in connection with a reduction pursuant to this Section 13.4.

SECTION 14. MISCELLANEOUS

14.1 Amendments; Limitation; Payment for Consents.

14.1.1 Amendments. Subject to the limitations set forth in Section 14.1.2, no modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that:

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase or extend the Commitment of such Lender (it being understood that no modification to any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of Commitments shall constitute an increase or extension of the Commitment of such Lender); (ii) reduce the amount of, or waive or delay payment of, any principal, interest, fees, indemnity or expense reimbursement payable to such Lender (except as provided in Section 4.2 or to waive any Default or Event of Default or the obligation of Borrower to pay interest at the Default Rate, but including any amendment to the definition of Default Rate); (iii) extend the Tranche A Maturity Date or the Tranche B Maturity Date applicable to such Lender’s Obligations; or (iv) modify or waive any condition set forth in Section 6.2;

(c) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6 or Section 14.1 of this Agreement or Section 3.1 of the Guaranty and Security Agreement (except to add Collateral); (ii) amend the definition of Borrowing Base, Cash Dominion Trigger Period, Tranche A-1 Accounts Formula Amount, Tranche A-2 Accounts Formula Amount, Tranche B-1 Restricted Cash Formula Amount, Tranche B-2 Restricted Cash Formula Amount or Trigger Period (or any defined term used in such definitions) if the effect of such amendment is to directly or indirectly increase borrowing availability (in the aggregate or in regards to any particular Lender(s)); (iii) release all or substantially all Collateral or all or substantially all of the value of the guarantees under the Guaranty and Security Agreement (in each case, except in connection with any transaction expressly permitted hereby); (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations or permit the assignment or transfer by any Obligor of any of its rights or obligations under any Loan Document, (v) amend the definition of Required Lenders or Pro Rata or (vi) amend Section 3.6 of this Agreement;

(d) without the prior written consent of all Lenders (except any Defaulting Lenders) no modification shall consensually subordinate the Liens of Agent on the Collateral or consensually subordinate the Obligations to other Debt (except in accordance with this Agreement as in effect on the date hereof or in accordance with financing to one or more Obligors pursuant to Section 364 of the Bankruptcy Code or any similar Insolvency Proceeding or in accordance with the Intercreditor Agreement as in effect on the date hereof);

(e) without the prior written consent of all Lenders, no modification shall alter the first sentence of Section 13.3.1 hereof; and

(f) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.1.

14.1.2 Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves (including, without limitation, the Agreement Among Lenders). Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement.

Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified. Without limiting the foregoing, the Agreement Among Lenders, the Agent Fee Letter and any other fee letter shall, in each case, only be modified in accordance with their respective terms.

14.1.3 Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. Without limiting the generality of any provision of this Section 14.2, to the fullest extent permitted by law, each Obligor hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws or any other Applicable Law that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. No Obligor shall, without the prior written consent of each applicable Indemnitee, effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability or claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnitee.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 14.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2.4, 2.3, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2 Communications. Electronic and telephonic communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications. Except where expressly provided in this Agreement or any other Loan Document, e-mail and voice mail shall not be effective notices under the Loan Documents unless the sender shall have received an acknowledgement of such e-mail or voice mail by return e-mail, telephone call or voice mail.

14.3.3 Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrower shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrower, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

14.3.4 Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5 Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.

14.4 Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrower’s expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrower, on demand, with interest from the date incurred until paid in full, at the Default Rate. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and Eligible Assignees, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates and Eligible Assignees; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with the exercise of remedies hereunder or under any other Loan Document or any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Obligors; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrower’s logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13 Certifications Regarding Indentures, First Lien Term Loan Agreement and Second Lien Term Loan Agreement. Obligors certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor (i) the incurrence of any Obligations by Obligors or (ii) the grant by the Obligors of the Agent’s Liens in the Collateral pursuant to the Guaranty and Security Agreement violates:

(a) The 2019 Convertible Notes Indenture;

(b) the 2020 Notes Indenture, including Sections 4.09 or 4.12 thereof;

(c) the 2021 Notes Indenture, including Sections 4.09 or 4.12 thereof;

(d) the First Lien Term Loan Agreement, including Section 9.2(b) thereof; or

(e) the Second Lien Term Loan Agreement, including Section 9.2(b) thereof.

Obligors further certify that (1) the Commitments and Obligations constitute, a (i) a “Credit Facility” under, and as defined in, respectively, the 2020 Notes Indenture and the 2021 Notes Indenture, in each case that does not exceed the respective limits set forth therein, and (ii) a “Revolver Facility” under, and as defined in, respectively, the First Lien Term Loan Agreement and the Second Lien Term Loan Agreement, in each case that does not exceed the respective limits set forth in Section 9.02(b)(x) thereof, and (2) the Liens created under the Guaranty and Security Agreement constitute “Permitted Liens” under, and as defined in, each of the 2020 Notes Indenture, the 2021 Notes Indenture, the First Lien Term Loan Agreement and the Second Lien Term Loan Agreement.

Agent may condition credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute a “Credit Facility” and the Agent’s Liens continue to constitute “Permitted Liens” at such time.

14.14 GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15 Consent To Forum.

14.15.1 Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH

OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2 Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3 IN THE EVENT THAT ANY ACTION OR PROCEEDING IS COMMENCED OR MAINTAINED IN ANY COURT IN THE STATE OF CALIFORNIA WITH RESPECT TO ANY CONTROVERSY, DISPUTE OR CLAIM (EACH, A “CONTROVERSY”) BETWEEN ANY OF THE PARTIES TO THIS AGREEMENT IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, AND THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 14.16 IS NOT ENFORCEABLE, AND EACH PARTY TO SUCH ACTION DOES NOT SUBSEQUENTLY WAIVE, IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW, ITS RIGHT TO A TRIAL BY JURY, THE PARTIES HERETO HEREBY ELECT TO PROCEED AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE ITEMS SPECIFIED IN CLAUSE (ii) BELOW, ALL CONTROVERSIES WILL BE RESOLVED BY A REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 638, ET SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (“CCP”), OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CONTROVERSY, INCLUDING WHETHER THE CONTROVERSY IS SUBJECT TO THE REFERENCE PROCEEDING. EXCEPT AS OTHERWISE PROVIDED ABOVE, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN ANY COURT IN WHICH VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”).

(ii) THE MATTERS THAT SHALL NOT BE SUBJECT TO A REFERENCE ARE THE FOLLOWING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY; (B) EXERCISE OF SELF HELP REMEDIES (INCLUDING SET-OFF); (C) APPOINTMENT OF A RECEIVER; AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF

ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) AND (B) OR TO SEEK OR OPPOSE FROM A COURT OF COMPETENT JURISDICTION ANY OF THE ITEMS DESCRIBED IN CLAUSES (C) AND (D). THE EXERCISE OF, OR OPPOSITION TO, ANY OF THOSE ITEMS DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PURSUANT TO THIS AGREEMENT.

(iii) THE REFEREE SHALL BE A RETIRED JUDGE OR JUSTICE SELECTED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES. IF THE PARTIES DO NOT AGREE WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN, UPON REQUEST OF ANY PARTY, THE REFEREE SHALL BE SELECTED BY THE PRESIDING JUDGE OF THE COURT (OR HIS OR HER REPRESENTATIVE). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT THAT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AT ANY HEARING CONDUCTED BEFORE THE REFEREE, AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH A REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR THE COURT REPORTER. SUBJECT TO THE REFEREE’S POWER TO AWARD COSTS TO THE PREVAILING PARTY, BORROWER WILL PAY THE COST OF THE REFEREE AND ALL COURT REPORTERS.

THE REFEREE SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING APPLICABLE CASE LAW AND STATUTORY LAW. THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE COURT WILL BE APPLICABLE TO THE REFERENCE PROCEEDING. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF, ENTER EQUITABLE ORDERS THAT WILL BE BINDING ON THE PARTIES AND RULE ON ANY MOTION THAT WOULD BE AUTHORIZED IN A COURT PROCEEDING. THE REFEREE SHALL ISSUE A DECISION AT THE CLOSE OF THE REFERENCE PROCEEDING WHICH DISPOSES OF ALL CLAIMS OF THE PARTIES THAT ARE THE SUBJECT OF THE REFERENCE. PURSUANT TO CCP SECTION 644, SUCH DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT OR AN ORDER IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT AND ANY SUCH DECISION WILL BE FINAL, BINDING AND CONCLUSIVE. THE PARTIES RESERVE THE RIGHT TO APPEAL FROM THE FINAL JUDGMENT OR ORDER OR FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE. THE PARTIES RESERVE THE RIGHT TO FINDINGS OF FACT, CONCLUSIONS OF LAWS, A WRITTEN STATEMENT OF DECISION, AND THE RIGHT TO MOVE FOR A NEW TRIAL OR A DIFFERENT JUDGMENT, WHICH NEW TRIAL, IF GRANTED, IS ALSO TO BE A REFERENCE PROCEEDING UNDER THIS PROVISION.

14.16 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waive) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, notice of intent to accelerate, notice of acceleration, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.18 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.19 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority;.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:
HORNBECK OFFSHORE SERVICES, INC.

/s/ James O. Harp, Jr.
By: James O. Harp, Jr.
Title: Executive Vice President and
Chief Financial Officer

Address:
103 Northpark Boulevard, Suite 300
Covington, LA 70433
Attn: James O. Harp Jr.
Telecopy: james.harp@hornbeckoffshore.com

[Signature Page to Senior Credit Agreement]

GUARANTORS:

HORNBECK OFFSHORE SERVICES, LLC

/s/ James O. Harp, Jr.
By:	James O. Harp, Jr.
Title:	Executive Vice President and
Chief Financial Officer

Address:
103 Northpark Boulevard, Suite 300
Covington, LA 70433
Attn: James O. Harp Jr.
Telecopy: james.harp@hornbeckoffshore.com

HORNBECK OFFSHORE OPERATORS, LLC

/s/ James O. Harp, Jr.
By:	James O. Harp, Jr.
Title:	Executive Vice President and
Chief Financial Officer

Address:
103 Northpark Boulevard, Suite 300
Covington, LA 70433
Attn: James O. Harp Jr.
Telecopy: james.harp@hornbeckoffshore.com

HOS PORT, LLC

/s/ James O. Harp, Jr.
By:	James O. Harp, Jr.
Title:	Executive Vice President and
Chief Financial Officer

Address:
103 Northpark Boulevard, Suite 300
Covington, LA 70433
Attn: James O. Harp Jr.
Telecopy: james.harp@hornbeckoffshore.com

[Signature Page to Senior Credit Agreement]

HORNBECK OFFSHORE SERVICES DE
MEXICO S. DE R.L. DE C.V.

/s/ Samuel A. Giberga
By:	Samuel A. Giberga
Title:	Vice President

Address:
103 Northpark Boulevard, Suite 300
Covington, LA 70433
Attn: Samuel A. Giberga
Telecopy:
samuel.giberga@hornbeckoffshore.com

[Signature Page to Senior Credit Agreement]

HORNBECK OFFSHORE NAVEGACAO, LTDA.

/s/ Robert Thomas Gang
By: Robert Thomas Gang
Title: Officer

Address: Avenida Paisagista Jose Silva de Azevadi Neto n200, Sala 201 Bloco 04 Barra da Tijuca, Rio de Janeiro, RJ CEP 2275-056 Attn: Robert Thomas Gang

[Signature Page to Senior Credit Agreement]

AGENT AND LENDERS:
CIT NORTHBRIDGE CREDIT LLC, as Agent

/s/ Donna Evans
By: Donna Evans
Title: Authorized Signatory
Address: 11 West 42nd Street, 13th Floor NewYork, NY 10036

Attn: Donna Evans Telecopy: donna.evans@cit.com

CIT NORTHBRIDGE FUNDING I LLC, as Lender

/s/ Donna Evans
By: Donna Evans
Title: Authorized Signatory
Address: 11 West 42nd Street, 13th Floor
New York, NY 10036

Attn: Donna Evans Telecopy: donna.evans@cit.com

[Signature Page to Senior Credit Agreement]